                                                                     Exhibit 2.1


                            STOCK PURCHASE AGREEMENT


                                   DATED AS OF


                                 MARCH 5, 1998,


                                 BY AND BETWEEN


                            MINDSCAPE HOLDING COMPANY
                       PEARSON OVERSEAS HOLDINGS, LTD. AND
                            PEARSON NETHERLANDS, BV,
                                ON THE ONE HAND,


                                       AND


                           THE LEARNING COMPANY, INC.
                                ON THE OTHER HAND


                                             TABLE OF CONTENTS

                                                                                                           Page
                                                                                                           ----
ARTICLE I - PURCHASE & SALE/CLOSING.........................................................................  1
            1.1      Transfer of Stock by Sellers...........................................................  1
            1.2      Purchase of the Stock by Buyer/Purchase Price..........................................  1
            1.3      The Closing............................................................................  3
            1.4      Other Closing Deliveries...............................................................  3
            1.5      Adjustments............................................................................  3

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF SELLERS......................................................  4
            2.1      Subsidiaries: Organization and Related Matters.........................................  4
            2.2      Stock..................................................................................  5
            2.3      Financial Statements; Changes; Contingencies...........................................  6
            2.4      Tax and Other Returns and Reports......................................................  6
            2.5      Material Contracts.....................................................................  7
            2.6      Real Property..........................................................................  8
            2.7      Condition of Property..................................................................  8
            2.8      Accounts Receivable....................................................................  8
            2.9      Intellectual Property..................................................................  9
            2.10     Environmental Matters..................................................................  9
            2.11     Authorization; No Conflicts; Approvals................................................. 10
            2.12     Legal Proceedings...................................................................... 11
            2.13     Dividends and Other Distributions...................................................... 11
            2.14     Insurance.............................................................................. 11
            2.15     Compliance with Law: Permits........................................................... 11
            2.16     Employee Benefits...................................................................... 12
            2.17     Certain Interests...................................................................... 15
            2.18     Bank Accounts, Powers, etc............................................................. 15
            2.19     Minute Books........................................................................... 15
            2.20     Investment............................................................................. 15
            2.21     No Brokers or Finders.................................................................. 15

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF BUYER....................................................... 16
            3.1      SEC Reports............................................................................ 16
            3.2      Organization and Related Matters....................................................... 16
            3.3      Investment............................................................................. 17
            3.4      Stock.................................................................................. 17
            3.5      Registration and Qualification......................................................... 18
            3.6      Accountants............................................................................ 18
            3.7      Financial Statements................................................................... 18
            3.8      Tax and Other Returns and Reports...................................................... 19


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

            3.9      Environmental Matters................................................................. 19
            3.10     Authorization; No Conflicts; Approvals................................................ 19
            3.11     Legal Proceedings..................................................................... 20
            3.12     Insurance............................................................................. 20
            3.13     Compliance with Law; Permits.......................................................... 20
            3.14     Investigation......................................................................... 21
            3.15     Delaware General Corporation Law Section 203.......................................... 21
            3.16     No Brokers or Finders................................................................. 21

ARTICLE IV - COVENANTS WITH RESPECT TO ACTS PRIOR TO CLOSING............................................... 21
            4.1      Access................................................................................ 21
            4.2      Conduct of Business................................................................... 22
            4.3      Permits and Approvals................................................................. 24
            4.4      Preservation of Business Prior to Closing Date........................................ 24
            4.5      Elimination of Intercompany and Affiliate Liabilities................................. 25
            4.6      Confidentiality....................................................................... 25
            4.7      Certain Payments...................................................................... 25
            4.8      Pre-Closing Transactions.............................................................. 25

ARTICLE V - ADDITIONAL CONTINUING COVENANTS................................................................ 26
            5.1      Filing of Tax Returns and Payment of Taxes............................................ 26
            5.2      Apportionment......................................................................... 27
            5.3      Tax Cooperation....................................................................... 27
            5.4      Maintain Records...................................................................... 28
            5.5      Plan Transfers........................................................................ 28
            5.6      Buyer's Additional Employee Related Obligations....................................... 29
            5.7      Directors' and Officers' Indemnification.............................................. 30
            5.8      Letter of Credit Reimbursement........................................................ 31

ARTICLE VI - CONDITIONS OF PURCHASE........................................................................ 31
            6.1      General Conditions.................................................................... 31
            6.2      Conditions to Obligations of Buyer.................................................... 32
            6.3      Conditions to Obligations of Seller................................................... 32

ARTICLE VII - TERMINATION OF OBLIGATIONS; SURVIVAL......................................................... 33
            7.1      Termination of Agreement.............................................................. 33
            7.2      Effect of Termination................................................................. 34

ARTICLE VIII - INDEMNIFICATION............................................................................. 34
            8.1      Obligations of Sellers................................................................ 34
            8.2      Obligations of Buyer.................................................................. 35
            8.3      Certain Tax Matters................................................................... 35
            8.4      Indemnification Procedure............................................................. 37
            8.5      Limitation on Indemnity............................................................... 38


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

            8.6      Absolute Indemnity.................................................................... 38
            8.7      Survival.............................................................................. 39

ARTICLE IX - GENERAL....................................................................................... 39
            9.1      Amendments; Waivers................................................................... 39
            9.2      Schedules; Exhibits; Integration...................................................... 39
            9.3      Reasonable Best Efforts; Further Assurances........................................... 40
            9.4      Governing Law......................................................................... 40
            9.5      No Assignment......................................................................... 41
            9.6      Headings.............................................................................. 41
            9.7      Counterparts.......................................................................... 41
            9.8      Publicity and Reports................................................................. 41
            9.9      Parties in Interest................................................................... 41
            9.10     Notices............................................................................... 42
            9.11     Expenses and Attorneys Fees........................................................... 43
            9.12     Specific Performance.................................................................. 43
            9.13     Damages............................................................................... 43
            9.14     Representation By Counsel; Interpretation............................................. 43

ARTICLE X - DEFINITIONS.................................................................................... 44
            10.1     Definitions........................................................................... 44

                            STOCK PURCHASE AGREEMENT


     This Stock Purchase Agreement is entered into as of March 5, 1998, between The Learning Company, Inc., a Delaware corporation ("BUYER"), on the one hand, and Mindscape Molding Company, a Delaware corporation, Pearson Overseas Moldings Ltd., a company incorporated with limited liability under the laws of England, and Pearson Netherlands, BV, a Netherlands corporation (each a "SELLER" and collectively, the "SELLERS"), on the other hand.

                                 R E C I T A L S

     WHEREAS, Sellers own all the outstanding capital stock of the Companies;
and

     WHEREAS, each Seller desires to sell, and Buyer desires to buy, all outstanding capital stock of each of the Companies (the "STOCK") for the consideration described herein.

                                    AGREEMENT

     In consideration of the mutual promises contained herein and intending to be legally bound the parties agree as follows:

                                    ARTICLE I
                             PURCHASE & SALE/CLOSING

     1.1  TRANSFER OF STOCK BY SELLERS.

     Subject to the terms and conditions of this Agreement, each Seller agrees to sell the Stock owned by such Seller and deliver the certificates evidencing the Stock to Buyer at the Closing. Such certificates will be properly endorsed for transfer to or accompanied by a duly executed stock power (or equivalent instrument in any non-US jurisdiction) in favor of Buyer or its nominee as Buyer may have directed prior to the Closing Date.

     1.2  PURCHASE OF THE STOCK BY BUYER/PURCHASE PRICE.

          (a) Subject to the terms and conditions of this Agreement, Buyer agrees to acquire the Stock from Sellers and to (i) pay (x) $97,300,000 in cash plus (y) an amount equal to all bank cash balances held by any Company or Company Subsidiary as at the Closing, in cash (collectively, the "CASH") and
(ii) issue to Sellers a number of shares of Common Stock ("Shares") equal to the quotient obtained by dividing (i) $32,300,000 by (ii) the average closing price of the Common Stock on the New York Stock Exchange during the five trading days ended two days prior to the Closing.

          (b) Both the Cash and the Shares shall be allocated among each Seller as set forth on Schedule 1.2 (the Cash and the Shares, collectively, the "Purchase Price"). Any amounts paid to Sellers or Buyer pursuant to this Section 1.2(b) shall be deemed an increase or decrease in the cash portion of the Purchase Price. Additionally, if the net proceeds received by the Sellers from an underwritten sale of the Shares pursuant to the Registration Rights Agreement referred to in Section 6.3(c), after taking into account any discounts, commissions and other registration expenses and stock transfer taxes (but not including income taxes) (the "Net Proceeds"), is less than the Base Amount, the Buyer shall, within 10 days after the closing of such sale of the Shares, pay to Sellers an amount equal to the amount by which the Base Amount exceeds the Net Proceeds; and if the Net Proceeds are more than the Base Amount, the Sellers shall, within 10 days after the closing of such sale, pay to Buyer the amount by which the Net Proceeds exceeds the Base Amount. At any time prior to the execution and delivery by Sellers of an underwriting agreement for the sale of the Shares by Sellers pursuant to the Registration Rights Agreement, Buyer shall have the right, upon written notice to Sellers, to repurchase all or a portion of such Shares from Sellers for a pro rata portion of the Base Amount (based upon the number of Shares repurchased in relation to the total number of Shares) in cash plus an amount equal to all out- of-pocket expenses incurred by Sellers in connection with the registration and proposed sale of the Shares; if such notice is given, the closing of the purchase and sale shall take place within five days after such notice is provided to the Sellers. For the purpose hereof, the "Base Amount" shall initially be $52,300,000; provided, however, if either
(i) Buyer fails for any reason to file a registration statement with respect to the Shares within 30 days of the Closing Date or (ii) a registration statement in respect of the Shares is not declared effective by the SEC within 120 days of the Closing Date, the Base Amount shall increase to the greater of (i) $52,500,000, plus interest on $52,300,000, calculated at the rate of 9% per annum from the Closing Date to the date of the sale of the Shares and (ii) the actual Net Proceeds from the Offering (if the offering has been completed at the time the Base Amount is being calculated).

          (c) If for any reason Sellers have not sold all of the Shares by September 15, 1998 (other than by reason of Seller's breach of its obligations under the Registration Rights Agreement; provided, that it is understood and agreed that Sellers shall have no obligations under the Registration Rights Agreement or otherwise to provide any financial statements with respect to the Companies or the Company Subsidiaries), Sellers may by written notice to the Buyer "put" the Shares to Buyer for a purchase price equal to the Base Amount plus actual out-of-pocket expenses of Sellers incurred in seeking registration or sale of the Shares less any Net Proceeds actually received by Sellers from any sale of the Shares. The closing of such put if exercised shall occur on or prior to September 30, 1998.



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

     1.3  THE CLOSING.

     The Closing will take place at the offices of O'Melveny & Myers LLP, Embarcadero Center West, 275 Battery Street, San Francisco, California. The Closing shall take place at 8:00 A.M. pacific coast time on the third business day after the satisfaction or waiver of the conditions set forth in Article VI or on such other date as Sellers and Buyer may agree. The parties acknowledge that time is of the essence and shall use their respective reasonable best efforts to effectuate the Closing by March 31, 1998. The payment of the Cash amount of the Purchase Price shall be paid to Sellers by wire transfer in immediately available funds to accounts designated by Sellers.

     1.4 OTHER CLOSING DELIVERIES. At the Closing, Buyer and Pearson Netherlands, B.V. shall enter into a purchase and sale agreement as required by the laws of France with respect to the shares of Mindscape France SARL.

     1.5  ADJUSTMENTS.

          (a)  Buyer shall pay to Sellers the amounts described in clause (y) of
Section 1.2(a) within ten (10) Business Days of the Closing Date accompanied by bank statements reflecting such amounts certified by Buyer's Chief Financial Officer.

          (b) As soon as possible after the Closing, but not later than thirty (30) days after the Closing, Buyer shall prepare and deliver to Sellers the Closing Working Capital Statement. The Closing Working Capital Statement shall be prepared by Buyer as provided in Schedule 1.5.

          (c) Subject to the provisions of Section 1.3(d) below, the Purchase Price shall be adjusted as follows:

               (1) If the Working Capital set forth on the Closing Working Capital Statement is more than $26,000,000, then the Purchase Price shall be increased by an amount equal to the difference between $26,000,000 and the Working Capital set forth in the Closing Working Capital Statement;

               (2) If the Working Capital set forth on the Closing Working Capital Statement is less than $20,000,000, then the Purchase Price shall be decreased by an amount equal to the difference between $20,000,000 and the Working Capital set forth in the Closing Working Capital Statement.

               (3) Any increase or decrease in the Purchase Price shall be paid by Buyer or Sellers in cash, as applicable, within five (3) Business Days after determination of the amount of adjustment as provided in Section 1.3(d).

          (d) DISPUTES. The Closing Working Capital Statement shall be final and binding on the parties with respect to the Working Capital of the Companies on the Closing Date, provided, however, that Sellers may dispute the calculation of the Closing Working Capital Statement in writing by Sellers within 10 days of receiving the Closing Working Capital Statement. In such case Price Waterhouse shall be entitled to audit the Closing Working Capital Statement. Such audit shall be completed within thirty (30) days of Sellers' notice of dispute and Sellers shall provide to Buyer a notice by the end of such thirty (30) day period as to amounts in dispute. If such disputes cannot be resolved within ten
(10) days of such notice, such disputes shall be resolved by a "big 5" accounting firm (the "Accountant"), other than Price Waterhouse or Coopers & Lybrand as soon as reasonably practicable and such decision shall be final and binding on the parties.

          (e)  MISCELLANEOUS.

               (1) Sellers and Buyer shall each be responsible for 50% of all fees and expenses of Accountant, if any, in connection with resolving any disputes related to the Closing Working Capital Statement.

               (2) Any payment required to be made pursuant to this Section 1.5 shall bear interest at the rate of 9% per annum calculated from the date of delivery of the Closing Working Capital Statement by Buyer through the date of payment.

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF SELLERS

     Sellers have invited Buyer to perform and Buyer has performed certain due diligence and business investigations with respect to the Companies, with the intention that Buyer form its own conclusions regarding the condition and value of the Business pursuant to the parties' express intention that the sale of the Stock and related Business be without representation or warranty by Sellers, express or implied, except as set forth in this Article II and the Seller Disclosure Schedule. Except as otherwise indicated on the Sellers Disclosure Schedule dated as of the date hereof and delivered to Buyer, Sellers represent, warrant and agree as follows:

     2.1  SUBSIDIARIES: ORGANIZATION AND RELATED MATTERS.

     Section 2.1 of the Seller Disclosure Schedule lists all Subsidiaries of the Companies and correctly sets forth the capitalization or share capital, as the case may be, of each Subsidiary and each Company's ownership interest therein, the jurisdiction in which each Company and each subsidiary was organized and each, in the case of Companies organized under US law, jurisdiction in which each Company and each subsidiary is qualified or licensed to do business as a foreign person, to the



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



extent applicable. Such subsidiaries are herein referred to as "COMPANY SUBSIDIARIES". Each Seller, each Company, and each Company Subsidiary is a corporation duly incorporated, validly existing and, in the case of Companies organized under the laws of a state of the United States, in good standing under the respective laws of the jurisdiction of their incorporation. Each Seller, each Company, and each Company Subsidiary is authorized to do business, duly qualified and, in the case of Companies organized under the Laws of a state of the United States, in good standing in each of the jurisdictions in which the nature of their respective businesses requires such authorization or qualification, except where the failure to be so qualified or authorized would not have a Material Adverse Effect. Each Seller has all necessary corporate power and authority to execute, deliver and perform this Agreement and any related agreements to which it is a party. Each Company and each Company Subsidiary has all necessary corporate power and authority to own their respective properties and assets and to carry on their respective businesses as now conducted. Section 2.1 of the Seller Disclosure Schedule correctly lists the current directors and executive officers or, managing directors and "Prokuriste", as applicable, of each Company and of each Company Subsidiary. True, correct and complete copies of the respective charter documents (or equivalent constitutional documents) of the Companies and each Company Subsidiary as in effect on the date hereof have been made available to Buyer.

     2.2  STOCK.

     Each Seller owns all of the outstanding shares of capital stock and other Equity Securities of the Companies as set forth on Section 2.2 of the Seller Disclosure Schedule. Except as described in Section 2.2 of the Seller Disclosure Schedule, each Company owns all of the outstanding shares of capital stock and Equity Securities of each of its Subsidiaries, beneficially and, to the extent applicable, of record. All of such Equity Securities of the Companies and the Company Subsidiaries are owned free and clear of any Encumbrance. At the Closing, Buyer will acquire good and marketable title to and complete ownership of the Stock, free of any Encumbrance. The authorized capital stock of each Company is as set forth on Section 2.2 of the Seller Disclosure Schedule. There are no outstanding Contracts or other rights to subscribe for or purchase, or Contracts or other obligations to issue or grant any rights to acquire, any Equity Securities of any Company or any Company Subsidiary, or to restructure or recapitalize any Company or any Company Subsidiary. There are no outstanding Contracts of any Seller, any Company, or any Company Subsidiary to repurchase, redeem or otherwise acquire any Equity Securities of any of such entities. All Equity Securities of each Company and each Company Subsidiary are duly authorized, validly issued and outstanding, fully paid, and in the case of Companies organized under the Laws of a state of the United States, are nonassessable. Except as set forth in Section 2.3 of the Seller Disclosure Schedule, there are no preemptive rights in respect of any Equity Securities of any Company or any Company Subsidiary other than any set out in the respective foreign statutes or Laws applicable to a non-US company. Any Equity Securities of any Company or any Company Subsidiary which were issued and reacquired by any of such entities were so reacquired (and, if reissued, so reissued) in compliance with all applicable Laws, and neither any Company nor any Company Subsidiary has any outstanding obligation or liability with respect thereto.

     2.3  FINANCIAL STATEMENTS; CHANGES; CONTINGENCIES.

          (a) FINANCIAL STATEMENTS. Section 2.3 of Seller Disclosure Schedule sets forth the audited consolidated statements of income and cash flow and balance sheet of the Companies and Company Subsidiaries as at and for the year ended December 31, 1997 (the foregoing statements are referred to herein collectively as the "Financial Statements" and the related balance sheet included therein is referred to herein as the "Balance Sheet"). Except as set forth in Section 2.3 of Seller Disclosure Schedule, the Financial Statements were prepared from the books and records of the Companies in accordance with US generally accepted accounting principles, and fairly present in all material respects, the operating results and financial condition of the Business as of and for the year ended on December 31, 1997.

          (b) NO MATERIAL ADVERSE CHANGES. Since the Balance Sheet Date whether or not in the ordinary course of business, there has not been, occurred or arisen:

               (1) any change in or event affecting the Companies, the Business or the Stock that has had or would reasonably be expected to have a Material Adverse Effect, or

               (2) any agreement, condition, action or omission which would be proscribed by (or require consent under) Section 4.2 had it existed, occurred or arisen after the date of this Agreement other than as set forth in the Seller Disclosure Schedule or in the ordinary course of business.

     2.4  TAX AND OTHER RETURNS AND REPORTS.

     Each Company and each Company Subsidiary has timely filed all material Tax Returns required to be filed by them and have paid all Taxes shown as due on such returns. Neither any Company nor any Company Subsidiary has elected to be treated as a consenting corporation under Section 341(f) of the Code. All such Tax Returns, including amendments to date, have been prepared in good faith without willful misrepresentation and to Sellers' knowledge and belief are complete and accurate in all material respects. Except as set forth in Section
2.4 of the Seller Disclosure Schedule, no Governmental Entity has, during the past three years, examined or is in the process of examining any Tax Returns of any Company or any Company Subsidiary. Except as set forth in the Seller Disclosure Schedule, no

Governmental Entity has proposed against any Company or any Company Subsidiary any deficiency, assessment, or claim for Taxes. The unpaid Taxes of each of the Companies and the Company Subsidiaries or the Taxes for which they could be liable to any Person with respect to all Pre-Closing Periods will not exceed the reserve for Taxes (excluding any reserves for deferred Taxes) set forth or. included on the Balance Sheet. The Sellers are eligible to make an election under Section 338(h)(10) of the Code (and any comparable election under state, local or foreign Tax law) with respect to the Companies and the Company Subsidiaries. No Person has made an election under Treasury Reg. Section 1.1502.20(g) with respect to the Companies or any Company Subsidiary. Mindscape and its US Company Subsidiaries have a federal net operating loss in the aggregate of at least $ 100,000,000

     2.5  MATERIAL CONTRACTS.

          (a) Section 2.5 of the Seller Disclosure Schedule lists each Contract to which any Company or any Company Subsidiary is a party or to which any Company, any Company Subsidiary or any of their respective properties is subject or by which any thereof is bound that is deemed a Material Contract under this Agreement. The following Contracts shall be deemed to be "Material Contracts": any Contract that (a) after the Balance Sheet Date obligates any Company to pay an amount of $500,000 or more, or (b)provides for an extension of credit, or (c) limits or restricts the ability of any Company or any Company Subsidiary to compete or otherwise to conduct its business in any manner or place, or (d) provides for a guaranty by any Company or any Company Subsidiary, or (e) grants, other than in the ordinary course of business, a power of attorney, agency or similar authority to another person or entity, or (f) grants to a third party a right of first refusal, or (g) grants a right to, or obligation of, any Seller or Affiliate, officer, director or any Associate of any Seller, any Company or any Company Subsidiary, or (i) was not made in the ordinary course of business, or (j) any agreement establishing a partnership or joint venture, or (k) any license agreement pursuant to which any Company or any Company Subsidiary has licensed Intellectual Property Rights from third parties covering or related to the leading 25 software products (by revenue) of the Companies for the year ended December 31, 1997 (other than license agreements for Intellectual Property Rights which are generally available at minimal cost), or (I) any agreements granting to any Company or any Company Subsidiary the right to distribute products of third parties under the brand names of such third parties (other than agreements for products which accounted for less than $250,000 of revenue to the Company in the year ended December 31, 1997), or (m) any agreement pursuant to which any Company or any Company Subsidiary has licensed to any third party any of its Intellectual Property Rights other than licenses granted in the ordinary course of business and other than licenses terminable by such Company or Company Subsidiary at any time upon not more than 60 days' notice.

          (b) Subject to such exceptions as are not, individually or in the aggregate, material to the Business, each Material Contract is valid and subsisting; the applicable Company or Company Subsidiary has duly performed all its material obligations thereunder to the extent that such obligations to perform have accrued; and no breach or default, alleged breach or default, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by such Company or such Company Subsidiary, as the case may be, or, to Sellers' knowledge, any other party or obligor with respect thereto, has occurred or as a result of this Agreement or performance will occur. True copies of the agreements appearing in Section 2.3 of the Seller Disclosure Schedule, including all amendments and supplements, have been made available to Buyer.

     2.6  REAL PROPERTY.

     Each Company and each Company Subsidiary has the right to use, free of Encumbrances, all items of real property, including leaseholds and all other interests in real property, and such other assets and properties that are material to the Business, except for Permitted Encumbrances. Except as disclosed in Section 2.6 of the Seller Disclosure Schedule, all material leasehold properties held by any Company or any Company Subsidiary as lessee are held under valid, binding and enforceable leases, and each such Company and Company Subsidiary is in compliance, in all material respects, with the terms of all such leases to which it is a party.

     2.7  CONDITION OF PROPERTY.

     The Companies and the Company Subsidiaries have good and marketable title to all of their respective assets, free of Encumbrances, except for Permitted Encumbrances. All of the assets of the Companies are in good operating condition and repair as required for their use in the Business, except (i) for ordinary wear and tear and (ii) as is consistent with reasonable business practices. Except as set forth in Section 2.7 of the Seller Disclosure Schedule, the assets of the Companies include all assets necessary to conduct the Business as currently conducted.

     2.8  ACCOUNTS RECEIVABLE.

     Except as set forth in Section 2.8 of the Seller Disclosure Schedule or as specifically provided for in the Balance Sheet, the accounts receivable reflected on the Balance Sheet and all accounts receivable of the Business arising between the Balance Sheet Date and the date hereof, arose from transactions in the ordinary course of business, have been collected or are less than six months past due as of the date hereof (other than individual receivables in amount of less than $100,000) and no further goods or services are required to be provided in order to entitle the Companies or the Company Subsidiaries or their respective assignees to collect the accounts receivable in full. No such receivable has been pledged or assigned to any other Person and no defense or set off to any such receivable has been asserted in writing by the receivable obligor, or, to the knowledge of Seller, exists.

     2.9  INTELLECTUAL PROPERTY.

     The Companies and/or the Company Subsidiaries own, or have validly licensed or otherwise have the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs, software and data (collectively, "Intellectual Property Rights") which are used (and the Companies and/or the Company Subsidiaries own, or have validly licensed or otherwise have the right to license, all Intellectual Property Rights which are licensed) in the conduct of the Business in the manner in which each such Intellectual Property Right is currently being used or licensed or which is being held for use or license by the Companies and/or the Company Subsidiaries, except for Intellectual Property Rights, the loss of which is not reasonably likely to have a Material Adverse Effect; PROVIDED that no representations and warranties are made as to noninfringement of the patents and patent rights of third parties. Section 2.9 of the Seller Disclosure Schedule sets forth a description of all patents and applications therefor, registration of trademarks and service marks and applications therefor, and registrations of copyrights and applications therefor that are material to the conduct of the business of the Companies and the Company Subsidiaries taken as a whole. Except as set forth in Section 2.9 of the Seller Disclosure Schedule, there are no claims pending or, to the best of Sellers' knowledge, threatened against any Company or any Company Subsidiary, or any product or services thereof, or any advertisement or publicity in connection therewith, with respect to the violation or infringement of any copyright, trademark, trade name, patent, of any rights of privacy or publicity or any other proprietary right of any person anywhere in the world except for claims which are not reasonably likely to have a Material Adverse Effect. Except as set forth in Section 2.9 of the Seller Disclosure Schedule, to Sellers' knowledge, neither any Company nor any Company Subsidiary is infringing any Intellectual Property Rights of any third party.

     Any Intellectual Property Rights of the Companies or Company Subsidiaries transferred to Headland Digital Media, Inc. have been transferred back to either a Company or a Company Subsidiary.

     2.10 ENVIRONMENTAL MATTERS.

     (i) Neither Company nor any Company Subsidiaries has generated, used, transported, treated, stored, released or disposed of, or has suffered or permitted anyone else to generate, use, transport, treat, store, release or dispose of any Hazardous Substance in violation of any laws; (ii) there has not been any generation, use, transportation, treatment, storage, release or disposal of any Hazardous Substance in connection with the conduct of the Business of any Company or any Company Subsidiary or the use of any property or facility of any Company of any Company Subsidiary or, to Sellers' knowledge, any nearby or adjacent properties or facilities, which has created or might reasonably be expected to create, any liability under any laws or which would require reporting to or notification of any Governmental Entity; (iii) any Hazardous Substance handled or dealt with in any way in connection with the Business, has been and is being handled or dealt with in all material respects in compliance with applicable laws; and (iv) since January 1, 1995, neither any Company nor any Company Subsidiary has received any written notice (A) from a Governmental Entity that any Company or any Company Subsidiary is in violation of any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity relating to any matter of pollution, protection of the environment, environmental regulation or control or regarding Hazardous Substances on or under any of the properties of any Company or any Company Subsidiary, or (B) requiring the response to or remediation of a release or threatened release of Hazardous Substances.

     2.11 AUTHORIZATION; NO CONFLICTS; APPROVALS.

     The execution, delivery and performance of this Agreement by each Seller has been duly and validly authorized by all necessary corporate action on the part of such Seller. This Agreement constitutes the legally valid and binding obligation of each Seller, enforceable against such Seller in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors rights generally. Except as set forth on Section 2.11 of the Seller Disclosure Schedule, the execution, delivery and performance of this Agreement by each Seller will not violate, constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise) under, the charter documents or by-laws (or equivalent constitutional documents) of any of such entities, or give rise to any right of termination, cancellation or acceleration of any obligation or to a loss of benefit under any Material Contract or result in the imposition of any material Encumbrance against any material asset or properties of any Company or any Company Subsidiary, which in any case, could reasonably be expected to have a Material Adverse Effect. Except as set forth on Section 2.11 of the Seller Disclosure Schedule, the execution and delivery of this Agreement by each Seller and the performance of this Agreement and any related or contemplated transactions by any Seller, any Company, or any Company Subsidiary will not violate any law, except violations which would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect or impair the ability of the Sellers to perform their obligations under this Agreement. Except as set forth in Schedule 2.11 of the Seller Disclosure Schedule, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by any Seller,

Company or any Company Subsidiary in connection with the execution and delivery of this Agreement or the consummation by any such entity of the transactions contemplated by this Agreement.

     2.12 LEGAL PROCEEDINGS.

     Except as set forth in Section 2.12 of the Seller Disclosure Schedule, there is no Order or Action pending, or, to Sellers' knowledge, threatened, against or affecting any Company or any Company Subsidiary or any of their respective properties or assets that individually or when aggregated with one or more other Orders or Actions has or, if determined adversely to the Companies would reasonably be expected to have, a Material Adverse Effect, or materially and adversely affects any Seller's ability to perform this Agreement. Section
2.12 of the Seller Disclosure Schedule lists each Order and each Action that involves a claim or reasonably potential claim of aggregate liability in excess of $250,000 against, or that enjoins or seeks to enjoin any activity by, any Company or any Company Subsidiary.

     2.13 DIVIDENDS AND OTHER DISTRIBUTIONS.

     Except as set forth in Section 2.13 of the Seller Disclosure Schedule, since the Balance Sheet Date, there has been no dividend or other distribution of assets or securities whether consisting of money, property or any other thing of value, declared, issued or paid to or for the benefit of any Seller, by any Company or any Company Subsidiary.

     2.14 INSURANCE.

     Section 2.14 of the Seller Disclosure Schedule lists all insurance policies and bonds of, or which insure, the Companies or the Company Subsidiaries that are material to the Business. All such policies are in full force and effect and are in reasonable amounts given all the facts and circumstances of the Business. No Seller, Company, nor Company Subsidiary is in default under any such policy or bond.

     2.15 COMPLIANCE WITH LAW: PERMITS.

     Except in so far as Mindscape International Limited is required to equalize male and female Guaranteed Minimum Pension benefits relating to contracting-out of the UK State Earnings related Pension Scheme in respect of UK Employees participating in the Pearson Group Pension Plan, each Company and each Company Subsidiary has conducted their respective businesses in accordance with applicable Laws (including, without limitation, the receipt of all Permits that are required to conduct the Business), the violation of which would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The forms, procedures and practices of each Company and each Company Subsidiary are in compliance with all such Laws, to the extent applicable, the violation of which might reasonably be expected to have a Material Adverse Effect. To Sellers' knowledge, no suspension, cancellation or termination of any Permits required by any Governmental Entity to permit the Business to be conducted is threatened or imminent, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     2.16 EMPLOYEE BENEFITS.

          (a) EMPLOYEE BENEFIT PLANS, COLLECTIVE BARGAINING AND EMPLOYEE AGREEMENTS, AND SIMILAR ARRANGEMENTS.

               (1) Section 2.16(a) of the Seller Disclosure Schedule lists all United States employee benefit, compensation and fringe benefit plans and arrangements, including without limitation, any United States "employee benefit plan" (within the meaning of Section 3(3) of ERISA) to which Mindscape or any US Company Subsidiary is a party or by which any of them is bound, legally or otherwise and all other employment, consulting or indemnification agreements, in each case having executory payment obligations of any Company or Company Subsidiary in excess of $50,000, and any pension benefit, profit sharing, retirement, deferred compensation, welfare, insurance disability, bonus, vacation pay, severance or other similar plan providing for benefits or compensation to any current or former employees to which any Company or Company Subsidiary is a party or is otherwise bound. To Sellers' knowledge, except under the Pearson Group Pension Plan, the UK state scheme and as disclosed in Section 2. 16(a)'of the Seller Disclosure Schedule, Mindscape International Limited and its UK Subsidiaries have no legal obligation to provide or contribute to the provision of pension or lump sum benefits for or in respect of any of the UK Employees payable on their retirement or death nor have they announced any proposal to establish or continue any arrangement providing such benefits.

               (2) Sellers have made available to Buyer true and complete copies of all documents and summary plan descriptions with respect to such US plans, agreements and arrangements, or summary descriptions of any such plans, agreements or arrangements not otherwise in writing. With regard to the Pearson Group Pension Plan, Sellers have made available to Buyer true and complete copies of the trust deed and the documents described on
     Schedule 2.16(a) governing the plan together with the rules of the Sections of that plan in which certain UK. Employees participate together with a summary of the benefits provided to those UK Employees. Section 2.16(a) of the Seller Disclosure Schedule also contains a list of all of the UK Employees who are contributing members of the Pearson Group Pension Plan as at January 1, 1998.

               (3) Mindscape International Limited has materially complied with its obligations under the Pearson Group Pension Plan (except, so far as is required by law, in respect of equalization of male and female Guaranteed Minimum Pension benefits relating to contracting-out of the UK State Earnings related Pension Scheme). Mindscape and its Subsidiaries and each trade or business (whether or not incorporated) that is a member of a group of which Mindscape, Inc. is a member and which is under common control within the meaning of Section 414(b) and (c) of the Code ("ERISA Affiliate") are in compliance with the applicable provisions of ERISA and other laws applicable with respect to such plans, agreements and arrangements and to all group health plans of any ERISA Affiliate. Company and its Subsidiaries and ERISA Affiliates have performed their obligations under such plans, agreements and arrangements. With respect to employees and former employees, of Mindscape there are no Actions (other than routine claims for benefits) pending or to Seller's knowledge threatened against such plans or their assets, or arising out of such plans, agreements or arrangements, and, no facts exist which could give rise to any such Actions. The Company and any Company Subsidiaries have paid or accrued on their Balance Sheet all liabilities, including without limitation, contributions, premiums or other payments, with respect to any plans, agreements or arrangements for any US Employee or former employee, or with respect to any benefits for UK Employees or former employees or with respect to benefits for any other employee or former employee, for the period ending with the Balance Sheet Date.

               (4) The Pearson Group Pension Plan is approved as an exempt approved Plan (within the meaning of Chapter 1 of Part XIV ICTA 1988) and nothing has been done or omitted to be done, so far as the Seller is aware, which will result in that plan ceasing to be an exempt approved plan.

               (5) All plans, agreements or arrangements which are now or previously have been maintained to provide benefits to employees or former employees of the Company or any Subsidiary outside the US have been maintained in compliance with applicable law in all material respects except in respect of, so far as required, Guaranteed Minimum Pension benefits in the Pearson Group Pension Plan. The UK Employees who are active members of the Pearson Group Pension Plan are contracted out of the UK State Earnings Related Pension Scheme and Mindscape International Limited has been or is named in a contracting-out certificate (within the meaning of Pension Schemes Act (1993).

          (b)  US QUALIFIED STOCK, PENSION AND PROFIT-SHARING PLANS.

               (1) Section 2.16(a) of the Seller Disclosure Schedule indicates all US "employee pension benefit plans" (within the meaning of Section 3(2) of ERISA) in Section 2.16(a) of the Seller Disclosure Schedule which are also stock bonus, pension or profit-sharing plans within the meaning of
     Section 401(a) of the Code to which Mindscape or any US Company Subsidiary is a party.

               (2)  Each such US plan is qualified in form and operation under
     Section 401(a) of the Code and each trust under each such plan is exempt from tax under Section 501(a) of the Code. To Sellers' knowledge, no event has occurred that could subject any such plans to tax under Section 511 of the Code. No prohibited transaction (within the meaning of Section 4975 of the Code) or party-in-interest transaction (within the meaning of Section 406 of ERISA) has occurred with respect to such plans.

               (3) Sellers have made available to Buyer for each such US plan copies of the following documents: (i) the form 5500 with all attachments filed in each of the most recent two plan years, (ii) the most recent determination letter from the IRS, and (iii) the consolidated statement of assets and liabilities of such plan as of its most recent valuation date.

               (4) The Company and the Company Subsidiaries have not, within the last five years, maintained or contributed to any plan which is subject to (i) Section 412 of the Code or Part 3 of Title 1 of ERISA or (ii) Title IV of ERISA, or a multiemployer plan as defined in ERISA.

          (c)  RETIREE AND OTHER BENEFITS.

               (1) Except as set forth in Schedule 2.16(c), no US Employee or US former employee of Mindscape or any US Subsidiary of Mindscape is entitled to retiree benefits other than those provided under any plan described in Section 2.16(b) or in connection with the requirements of
     Section 4980B of the Code.

               (2) Except as required by ERISA, no US employee benefit plan contains any provisions, and no commitments or agreements exist, which in any way would limit or prohibit the Buyer from amending or terminating any such plans, agreements or arrangements, including, without limitation, amending any such plan, agreement or arrangement to reduce or eliminate retiree benefits.

               (3) No Employee or former employee of the Company or any Company Subsidiary of Mindscape is entitled to any benefit which will be subject to
     Section 280G of the Code.

     2.17 CERTAIN INTERESTS.

     Except as set forth in Section 2.17 of the Seller Disclosure Schedule, neither any Seller nor any Affiliate of any Seller, any Company, or any Company Subsidiary (other than the Companies and the Company Subsidiaries) nor any officer or director of any thereof, nor Associate of any such individual, has any material interest in any property used in or pertaining to the Business nor is any such Person doing business with any Company or any Company Subsidiary.

     2.18 BANK ACCOUNTS, POWERS, ETC.

     Section 2.18 of the Seller Disclosure Schedule lists each bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution with which any Company or any Company Subsidiary has an account or safe deposit box and the names and identification of all Persons authorized to draw thereon or to have access thereto.

     2.19 MINUTE BOOKS.

     Except as set forth in Section 2.19 of the Seller Disclosure Schedule, the minute books of each Company and each Company Subsidiary accurately reflect all material actions and proceedings taken to date by the respective Stockholders, boards of directors, and committees of such Company and such Company Subsidiary, such minute books contain true and complete copies of the charter documents (or equivalent constitutional documents for any non-US entity) of each Company and each Company Subsidiary and all related amendments, and, to the extent applicable, the stock record books of Company and each Company Subsidiary reflect accurately all transactions in their respective capital stock of all classes.

     2.20 INVESTMENT.

     Each Seller is acquiring the Shares from Buyer for such Seller's own account, for investment purposes only and not with a view to or for sale in connection with the distribution thereof, except as contemplated by the Registration Rights Agreement.

     2.21 NO BROKERS OR FINDERS.

     No agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of Sellers, the Companies or the Company

Subsidiaries or any of their respective Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder's or similar fee or other commission as a result of this Agreement or such transactions except BT Alex Brown, as to which Sellers shall have full responsibility and liability and neither Buyer, the Companies or the Company Subsidiaries shall have any responsibility nor liability.

                                   ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Except as otherwise indicated on Buyer's Disclosure Schedule dated the date hereof and delivered to Sellers (the "BUYER DISCLOSURE SCHEDULE"), Buyer represents, warrants and agrees as follows:

     3.1  SEC REPORTS.

     Buyer has filed all documents required to be filed since January 1, 1995 with the Securities and Exchange Commission (the "COMMISSION") (the "SEC REPORTS"). As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder, the "SECURITIES ACT"), and the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the "EXCHANGE ACT"), as the case may be, and none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein, in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

     3.2  ORGANIZATION AND RELATED MATTERS.

     Section 3.2 of Buyer Disclosure Schedule lists all Significant Subsidiaries (as defined in Rule- 1.02 of Regulation S-X of the SEC) of Buyer. Such Subsidiaries are herein referred to as "BUYER SUBSIDIARIES". Buyer and each Buyer Subsidiary is a corporation duly incorporated, validly existing and in good standing under the respective laws of the jurisdiction of their incorporation. Buyer and each Buyer Subsidiary is authorized to do business, duly qualified and in good standing in each of the jurisdictions in which the nature of its respective businesses requires such authorization or qualification, except where the failure to be so qualified or authorized would not have a Buyer Material Adverse Effect. Buyer has all necessary corporate power and authority to execute, deliver and perform this Agreement and any related agreements to which it is a party. Buyer and each Buyer Subsidiary has all necessary corporate power and authority to own their respective properties and assets and to carry on their respective businesses as now conducted.

     3.3  INVESTMENT.

     Buyer is acquiring the Stock from Sellers for Buyer's own account, for investment purposes only and not with a view to or for sale in connection with the distribution thereof.

     3.4  STOCK.

          (a) All of the outstanding shares of Common Stock are duly and validly authorized and issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and were not issued and are not now in violation of or subject to any preemptive rights. All issued and outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable. Buyer had, as of October 4, 1997, an authorized and outstanding capitalization as set forth in the Third Quarter 10-Q. Except as described in Section 3.4 of the Buyer Disclosure Schedule, Buyer owns all of the outstanding shares of capital stock and Equity Securities of each Buyer Subsidiary, beneficially and of record. All of such Equity Securities of each Buyer Subsidiary are owned free and clear of any Encumbrance. Except as described in Section 3.4 of the Buyer Disclosure Schedule, there are no outstanding Contracts of Buyer or any Buyer Subsidiary to repurchase, redeem or otherwise acquire any Equity Securities of any of such entities. All Equity Securities of each Buyer Subsidiary are duly authorized, validly issued and outstanding and are fully paid and nonassessable. Except as described in Section 3.4 of the Buyer Disclosure Schedule, there are no preemptive rights in respect of any Equity Securities of Buyer or any of its Subsidiaries. Any Equity Securities of Buyer or any Buyer Subsidiary which were issued and reacquired by any of such entities were so reacquired (and, if reissued, so reissued) in compliance with all applicable Laws, and neither any Buyer nor any Buyer Subsidiary has any outstanding obligation or liability with respect thereto.

          (b)  (i)   The Shares have been duly and validly authorized by Buyer
and the Shares, when issued, and delivered in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable. No preemptive rights or other rights to subscribe for or purchase securities exist with respect to the issuance of the Shares by Buyer pursuant to this Agreement.

               (ii) No security holder of Buyer has any right to participate in the offering contemplated by the Registration Rights Agreement.

               (iii) Approval of Buyer's stockholders is not required in connection with the issuance of the Shares to Sellers.

     3.5  REGISTRATION AND QUALIFICATION.

     Assuming the accuracy of the representations and warranties made by each of the Sellers as set forth in Article 11 hereof, it is not necessary in connection with the offer, sale and delivery of the Shares to the Sellers in the manner contemplated by this Agreement to register the Shares under the Securities Act.

     3.6  ACCOUNTANTS.

     Coopers & Lybrand L.L.P., who have expressed their respective opinions with respect to the financial statements and schedules included in the SEC Reports, are independent accountants as required by the Securities Act.

     3.7  FINANCIAL STATEMENTS.

          (a) The annual audited financial statements of Buyer included in the relevant Report on Form 10-K for the period ended January 4, 1997 (the "10-K") present fairly in all material respects the financial position of Buyer and the Buyer Subsidiaries, as of the date of such financial statements, and the results of operations and changes in cash flows of Buyer and the Buyer Subsidiaries for the periods covered thereby. Such statements and related notes have been prepared in accordance with US generally accepted accounting principles applied on a consistent basis, in each case, as certified by the independent accountants.

          (b) The unaudited interim financial statements of Buyer included in Buyer's Quarterly Report on Form 10-Q for the period ended October 4, 1997 (the "THIRD QUARTER 1O.Q") present fairly in all material respects the financial position of Buyer and the Buyer Subsidiaries, as of the date of such financial statements, and the results of operations and changes in cash flows of Buyer and the Buyer Subsidiaries for the periods covered thereby. Such statements and related notes have been prepared in accordance with US generally accepted accounting principles applied on a consistent basis except for normal year-end adjustments and the omission of certain footnote disclosure.

          (c) Since the date of the balance sheet presented except as set forth in Section 3.7 of the Buyer Disclosure Schedule, in the Third Quarter 10-Q whether or not in the ordinary course of business, there has not been, occurred or arisen:

               (1) any change in or event affecting Buyer, the business of Buyer and the Buyer Subsidiaries or the Shares that has had or would reasonably be expected to have a Buyer Material Adverse Effect, or

               (2) any incurrence or undertaking of any liability or obligation, direct or contingent, except for (i) liabilities or obligations which are reflected in the Third Quarter 10-Q, (ii) the transactions contemplated by this Agreement, (iii) liabilities incurred in the ordinary course of business,
     (iv) other liabilities that would not have a Buyer Material Adverse Effect and (v) liabilities or obligations relating to transactions publicly disclosed by Buyer since October 4, 1997 in the SEC Reports.

     3.8  TAX AND OTHER RETURNS AND REPORTS.

     Buyer and each Buyer Subsidiary have timely filed all material Tax Returns required to be filed by them and have paid all Taxes shown as due on such returns. Neither Buyer nor any Buyer Subsidiary has elected to be treated as a consenting corporation under Section 341(f) of the Code. All such Tax Returns, including amendments to date, have been prepared in good faith without willful misrepresentation and to Buyer's knowledge are complete and accurate in all material respects. Except as set forth in Section 3.8 of the Buyer Disclosure Schedule, no Governmental Entity has, during the past three years, examined or is in the process of examining any Tax Returns of Buyer or any Buyer Subsidiary. Except as set forth in the Buyer Disclosure Schedule, no Governmental Entity has proposed against Buyer or any Buyer Subsidiary any material deficiency, assessment, or claim for Taxes.

     3.9  ENVIRONMENTAL MATTERS.

          (i) Neither Buyer nor any Buyer Subsidiary has generated, used, transported, treated, stored, released or disposed of, or has suffered or permitted anyone else to generate, use, transport, treat, store, release or dispose of any Hazardous Substance in violation of any Laws; (ii) there has not been any generation, use, transportation, treatment, storage, release or disposal of any Hazardous Substance in connection with the conduct of the business of Buyer or any Buyer Subsidiary or the use of any property or facility of Buyer or any Buyer Subsidiary or, to Buyer's knowledge, any nearby or adjacent properties or facilities, which has created or might reasonably be expected to create, any liability under any Laws or which would require reporting to or notification of any Governmental Entity; and (iii) any Hazardous Substance handled or dealt with in any way in connection with the business of Buyer and the Buyer Subsidiaries, has been and is being handled or dealt with in all material respects in compliance with applicable Laws.

     3.10 AUTHORIZATION; NO CONFLICTS; APPROVALS.

     The execution, delivery and performance of this Agreement and any related agreements by Buyer has been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement and any related agreements constitutes the legally valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors rights generally. The execution, delivery and performance of this Agreement by Buyer and the execution, delivery and performance of any related agreements or contemplated transactions by Buyer will not violate, or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise) under, the charter documents or by-laws of Buyer or any Contract to which Buyer or any Buyer Subsidiary is a party that is material to the financial condition, results of operations or conduct of the business of Buyer and its Subsidiaries taken as a whole or result in the imposition of any material Encumbrance against any material asset or properties of Buyer or any of its Subsidiaries, which in any case, could reasonably be expected to have a Buyer Material Adverse Effect. The execution and delivery of this Agreement by Buyer and the perforce of this Agreement and any related or contemplated transactions by Buyer will not violate any Law, except violations which would not, individually or in the aggregate, be reasonably expected to have a Buyer Material Adverse Effect.

     3.11 LEGAL PROCEEDINGS.

     Except as set forth in Section 3.11 of the Buyer Disclosure Schedule, there is no Order or Action pending, or, to Buyer's knowledge, threatened, against or affecting Buyer or any Buyer Subsidiary or any of their respective properties or assets that individually or when aggregated with one or more other Orders or Actions has or, if determined adversely to Buyer or such Buyer Subsidiary would reasonably be expected to have, a Buyer Material Adverse Effect, or materially adversely affect Buyer's ability to perform this Agreement.

     3.12 INSURANCE.

     Buyer and the Buyer Subsidiaries maintain insurance of the types and in the amounts generally deemed adequate for their respective businesses against theft, damage, destruction, acts of vandalism and all other risks customarily insured against, all of which insurance is in full force and effect.

     3.13 COMPLIANCE WITH LAW; PERMITS.

     Buyer and each Buyer Subsidiary has conducted its respective businesses in accordance with applicable Laws (including, without limitation, the receipt of all Permits that are required to conduct their respective Businesses), the violation of which would, either individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect. The forms, procedures and practices of Buyer and each Buyer Subsidiary are in compliance with all such Laws, to the extent applicable, the violation of which might reasonably be expected to have a Buyer Material Adverse Effect. To Buyer's knowledge, no suspension, cancellation or termination OF any Permits required by any Governmental Entity to permit the Business to be conducted is threatened or imminent, that would, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

     3.14 INVESTIGATION.

     Buyer acknowledges and agrees that it has made its own inquiry and investigation into, and based thereon has formed an independent judgment concerning, the Stock, the Companies, the Company Subsidiaries, and the Business. Buyer agrees that it has not relied on the accuracy of, and shall have no claim against, Sellers, the Companies, or any of their officers, employees, agents, stockholders, Affiliates, consultants, investment bankers, legal advisers, or representatives arising out of any inaccuracy in or omission from (except insofar as such inaccuracy or omission constitutes a breach of any express representation or warranty of Sellers contained in Article II hereof) information which has been furnished by the Companies concerning the Companies, the Company Subsidiaries, and the Business. In connection with Buyer's investigation of the Business, Buyer has received from the Companies and Sellers certain projections and other forecasts for the Business. Buyer has not relied on the accuracy of, and Sellers make no representation or warranty with respect to, any projections or forecasts.

     3.15 DELAWARE GENERAL CORPORATION LAW SECTION 203.

     Section 203 of the Delaware General Corporation Law will not, prior to the termination of this Agreement, apply to this Agreement or the transactions contemplated hereby.

     3.16 NO BROKERS OR FINDERS.

     No agent, broker, finder or investment or commercial banker, or other Person or firms engaged by or acting on behalf of Buyer or its Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any broker's or finder's or similar fees or other commissions as a result of this Agreement or such transactions, except for the fees and expenses of Piper Jaffrey as to which Sellers shall have no responsibility or liability and Buyer shall have full responsibility and liability.

                                   ARTICLE IV
                 COVENANTS WITH RESPECT TO ACTS PRIOR TO CLOSING

     4.1  ACCESS.

     Subject to applicable Laws and fiduciary and privacy obligations, each party will give the other party and their respective counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours and on reasonable notice to the officers, properties, books and records of and relating to the Companies and the Company Subsidiaries or Buyer and Buyer Subsidiaries, as the case may be, will furnish to the other party and their respective counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information with respect to the Companies and the Company Subsidiaries or Buyer and the Buyer Subsidiaries, as the case may be, as such Persons may reasonably request and will instruct its employees, counsel and financial advisors to cooperate with the other party in its investigation of the Company or Buyer and the Buyer Subsidiaries, as the case may be. Any information provided, or caused to be provided, by the parties pursuant to this Section 4.1 shall be subject to the terms of the Confidentiality Agreement dated as of January 22, 1998 among Pearson Inc., Mindscape, Inc. and Buyer (the "Confidentiality Agreement").

     4.2  CONDUCT OF BUSINESS.

     Between the date of this Agreement and the Closing Date, except with respect to the items described in Section 4.8, Sellers covenant that no Company and no Company Subsidiary shall, without the prior Consent in writing of Buyer, which may not be Unreasonably withheld:

          (a) Conduct the Business in any manner except in the ordinary Course substantially as now Conducted; or

          (b) Except as required by their terms, amend, terminate or enter into any Material Contract; or

          (c) terminate, amend or fail to renew any existing insurance Coverage; or

          (d)  terminate or fail to renew or preserve any Permits; or

          (e) incur or agree to incur any obligation or liability (absolute or Contingent) that individually calls for payment by Company or any Company Subsidiary of more than $250,000; or

          (f) make any loan, guaranty or other extension of credit, or enter into any Commitment to make any loan, guaranty or other extension of credit, to or for the benefit of any director, officer, employee, Stockholder or any of their respective Associates; or

          (g) sell, transfer, mortgage, encumber or otherwise dispose of any assets or any liabilities, except (i) for dispositions of property not material in amount, or (ii) for dispositions contemplated by this Agreement; or

          (h) issue, sell, redeem or acquire for value, or agree to do so, any debt obligations or Equity Securities of any Company or any Company Subsidiary; or

          (i) declare, issue, make or pay any dividend or other distribution of assets, whether consisting of money, other personal property, real property or other thing of value, to its shareholders, or split, Combine, dividend, distribute or reclassify any shares of its Equity Securities; provided, however, that the Companies and the Company Subsidiaries may pay as dividends on other distributions to Sellers or Seller's Affiliates any and all cash on hand at the Companies and the Company Subsidiaries prior to the Closing; or

          (j) change or amend its charter documents or bylaws (or equivalent documents); or

          (k)  make special or extraordinary payments to any person; or

          (l) make any material investment, by purchase, Contributions to capital, property transfers, or otherwise, in any other Person; or

          (m)  Compromise or otherwise settle any claims in excess of $250,000;
or

          (n) enter into or adopt any employee benefit plan or any employment, severance or bonus agreement or arrangement, or, except for normal increases in the ordinary Course of business, increase in any manner the Compensation or fringe benefits of, or materially modify the employment terms of, the directors, officers or employees of the Company and Company Subsidiaries, or pay any employee benefits not required by the terms in effect on the date hereof of any existing employee benefit plan; or

          (o) sell, assign, transfer or license any Intellectual Property Rights, other than in the ordinary course of business; or

          (p) make or commit to make any Capital expenditure in excess of $250,000 per item; or

          (q)  purchase any inventory in excess of $500,000; or

          (r) enter into any sales contract or other arrangement to deliver products or licenses or an amount in excess of $500,000; or

          (s) terminate any vendor relationships with 12 month purchases greater than $250,000; or

          (t) terminate any employee earning over $100,000 per year, other than for cause; or

          (u) enter into any cooperative, advertising or marketing programs costing more than $500,000; or

          (v) make any payment or transfer of assets to any Seller or Affiliate thereof; or

          (w)  make or terminate any material tax election; or

          (x) accelerate the payment of any accounts receivable outside the ordinary course or defer the payment of any accounts payable outside the ordinary course; or

          (y) agree to or make any commitment to take any actions prohibited by this Section 4.2.

     4.3  PERMITS AND APPROVALS.

     Sellers and Buyer each agree to cooperate and use their reasonable best efforts to obtain, and will immediately prepare all registrations, filings (including but not limited to all filings required by the Hart-Scott-Rodino Act and post closing notification to the German Bundeskartellant and applications, requests and notices preliminary to, all Approvals and Permits that may be necessary or which may be reasonably requested by Buyer to consummate, the transactions contemplated by this Agreement, including requesting early termination of any applicable waiting periods. To that end, Sellers and Buyer agree to file notification as required by the Hart-Scott-Rodino Act within three business days of the date of this Agreement. To the extent that the Approval of a third party with respect to any Material Contract is required in Connection with the transactions contemplated by this Agreement, each Seller shall use its reasonable efforts to obtain such Approval prior to the Closing Date to the extent requested by Buyer.

     4.4  PRESERVATION OF BUSINESS PRIOR TO CLOSING DATE.

     During the period beginning on the date hereof and ending on the Closing Date, (a) Sellers will use their reasonable best efforts to preserve the businesses of the Companies as Company Subsidiaries and to preserve the goodwill of customers, suppliers and others having business relations with the Companies and the Company Subsidiaries, and (b) Sellers and Buyer will consult with each other concerning, and Sellers will cooperate in all reasonable respects to keep available to Buyer, the services of the officers and employees of the Companies and the Company Subsidiaries that Buyer may wish to have the Companies and the Company

Subsidiaries retain, and Sellers will provide reasonable access of Buyer to such employees.

     4.5  ELIMINATION OF INTERCOMPANY AND AFFILIATE LIABILITIES.

     Except as set forth in Section 4.5 of the Disclosure Schedule, prior to the Closing Date, Sellers shall cause to be eliminated through dividends, capital contributions, or otherwise, to the extent they relate to the Business: (a) any and all loans made or guaranteed by any Seller or any Affiliate of any Seller (other than the Companies or their respective Subsidiaries) to or for the benefit of any Company or any Company Subsidiary of any Company; (b) any and all loans or guarantees made to or for the benefit of any Seller any Affiliate of any Seller (other than the Companies or their respective Subsidiaries) by any Company or any Company Subsidiary of any Company; and (c) other intercompany accounts between the Sellers and any Company or Company Subsidiary.

     4.6  CONFIDENTIALITY.

     Subject to Section 9.8, all non-public information disclosed by any party (or its representatives), whether before or after the date hereof, in connection with the transactions contemplated by or the discussions and negotiations preceding this Agreement shall be covered by the Confidentiality Agreement.

     4.7  CERTAIN PAYMENTS.

     Prior to the Closing, Sellers shall pay, or cause the Companies to pay, all 1997 employee bonuses and earn out obligations with respect to Micrologic.

     4.8  PRE-CLOSING TRANSACTIONS.

     Notwithstanding any other provision of this Agreement (including without limitation the Seller Disclosure Schedule):

          (a) Prior to the Closing, Mindscape shall be entitled to sell to any Seller or Affiliate of any Seller all of the capital stock of Headland Digital Media, Inc. for a purchase price of approximately $270,000.

          (b) Prior to the Closing, Sellers or Affiliates of Sellers will charge $7,500,000 to Mindscape for the Red Storm distribution contract described on Section 2.5 of the Seller Disclosure Schedule. For the avoidance of doubt, this will not be included in Working Capital on the Closing Working Capital Statement. Sellers shall be responsible for any adverse tax consequences to Mindscape on account of the $7,500,000 charge described above (without regard to any limitation contained in Section 8.5).

          (c) Prior to the Closing, it is agreed that the relevant Companies and the relevant Company Subsidiaries may transfer and assign to any Seller or any Affiliate of any Seller in perpetuity all its or their rights in "Peter Rabbit's Math Garden," "The Adventures of Peter Rabbit and Benjamin Bunny" and "The Tale of Tom Kitten and Jemima Puddleduck") (collectively the "Potter Programs") (including but not limited to the copyright in the program, program engine, user interface, all source and object code, and associated program documentation as well as any additional content and collateral materials contained in the Potter Programs and any foreign language versions thereof), and deliver any materials relating thereto, to such Seller or Affiliate, provided always that (i) Mindscape shall retain the exclusive right (subject to approval of packaging and any special sales including without limitation OEM deals) to distribute the Potter Programs in the US and Canada for a period not exceeding one year from the date of this Agreement on the basis that Mindscape shall not be obliged to pay any royalty or other fee on such sales, (ii) Mindscape shall continue to administer and support (but not vary, extend or renew) the Potter Programs sub-licenses existing at the date hereof, (iii) the Seller and/or any Affiliate of the Seller shall not be obliged to make any payments whatsoever to Mindscape in respect of the Potter Programs or any future exploitation thereof, and (iv) this assignment and the terms of this paragraph shall supersede and replace all current arrangements and agreements regarding Potter Programs between Mindscape and any Seller or any Affiliate of a Seller which shall no longer have any force or effect.

                                    ARTICLE V
                         ADDITIONAL CONTINUING COVENANTS

     5.1  FILING OF TAX RETURNS AND PAYMENT OF TAXES.

          (a) Sellers shall cause to be prepared and filed (or provide the Companies for execution and filing, as appropriate) all Tax Returns of or including any Company that pertain to or include any Pre-Closing Period, except for any Tax Returns which include any Pre-Closing Straddle Period; and Sellers shall pay or cause to be paid all Tax reported, or required to be reported, on such Returns. Buyer shall provide Sellers with any assistance reasonably requested by Sellers in connection with the filing of any Tax Returns described above.

          (b) Buyer shall prepare and file, or shall cause the Companies and the Company Subsidiaries to prepare and file, all Tax Returns of or including any Company other than those described in Section 5.1(a) above and Buyer or the Companies shall pay all taxes shown thereon. Sellers will pay to Buyer an amount equal to any Tax, or portion thereof, payable by Buyer that Buyer reasonably determines is attributable to any Pre-Closing Straddle Period, at least fifteen
(15) business days prior to the due date of any such payment. Sellers will have the right to review and comment on any Tax Return relating to the Pre-Closing Straddle Period.

          (c) All transfer, documentary, sales, use, registration and other such Taxes (including, but not limited to, all applicable real estate transfer or gains taxes and stock transfer Taxes), any penalties, interest and additions to Tax and fees incurred in Connection with this Agreement and the transactions, contemplated hereby shall be paid by Buyer. Each party to this Agreement shall cooperate in the timely making of all filings, returns, reports and forms as may be required in connection therewith.

          (d) Without Sellers' written consent, Buyer shall not file or permit to be filed, any Tax Return or amended Tax Return related to any Company or Company Subsidiary with respect to any Pre-Closing Period.

          (e) The parties shall comply with their respective obligations in relation to UK Tax matters as set out in Schedule 5.1 (UK Tax Covenant). To the extent the provisions of this Agreement, including, but not limited to, this
Section 5.1 and Section 8.3 are inconsistent with the provisions of Schedule 5.1 with respect to any UK Company or Company Subsidiary, the provisions of Schedule
5.1 shall govern.

          (f)  No Person will make an election under Treasury Reg. Section 1.

     5.2  APPORTIONMENT.

     Sellers and Buyer agree to treat the Companies and the Company Subsidiaries as if they ceased to be a part of each consolidated or combined group for federal, state, local or foreign Tax purposes in which the Seller is also currently a member as of 11:59 p.m. on the Closing Date and to treat the Closing Date as the last day of any Taxable Period where such treatment is required or permitted. For purposes of apportioning a Tax relating to a Straddle Period for which such treatment is not required or permitted between the Pre-Closing Straddle Period and the Post-Closing Straddle Period, the parties hereto shall treat the Closing Date as the last day of the Pre-Closing Straddle Period (I.E., the parties shall "close the books" on such date).

     5.3  TAX COOPERATION.

     After the Closing, the parties shall, and shall cause their respective Affiliates to, reasonably cooperate with Sellers, Buyer and the Companies in the preparation of all Tax Returns and shall provide, or cause to be provided to Sellers, Buyer and the Companies, any records and other information requested by such parties in connection therewith as well as access to, and the cooperation of, the accountants and auditors of Sellers, the Companies and their Affiliates. Each party shall, and shall cause its Affiliates to, cooperate fully with Sellers, Buyer, the Companies and the Company Subsidiaries, as the case may be, in connection with any Tax investigation, audit or other proceeding. Any information obtained pursuant to this Section 5.3 or pursuant to any other Section hereof providing for the sharing of information or the review of any Tax Return or other Schedule relating to Taxes shall be subject to Section 4.6.

     5.4  MAINTAIN RECORDS.

     For a period of five years after the Closing (or until the running of the applicable statute of limitations for the return in question), the Companies, Buyer and Sellers shall maintain all tax records, working papers, and other supporting financial records and documents relating to the Tax Returns filed by, on behalf of, or relating to the Companies or any Company Subsidiary or to any Taxes for the last closed year and for all open years and for their taxable years in which the Closing Date occurs. All such documents that relate primarily to the Companies and the Company Subsidiaries will be delivered to and maintained by Buyer during the period set forth above, and Buyer will make the same available to Sellers or their agents at reasonable times for inspection and copying. All such remaining documents shall be retained by Sellers during the period set forth above, and Sellers will make the same available to Buyer or its agents at reasonable times for inspection and copying. At the end of the period set forth above, Sellers or Buyer, as the case may be, may dispose of such documents, provided that notice of such disposition must be given to the other parties at least 60 days in advance of such disposition. Upon receipt of such notice, any Seller or Buyer, as the case may be, may request (at the requesting party's expense) that such documents be delivered to them in lieu of disposing of such documents.

     5.5  PLAN TRANSFERS.

     Buyer and Sellers agree to cooperate in making all appropriate filings and taking all appropriate actions required to implement the provisions of this Section.

          (a) Following the Closing, Buyer shall sponsor, or cause one or more of its Affiliates to sponsor, a plan or plans (the "SUCCESSOR PLAN") that is qualified under Section 401 of the Code, under which there is established a trust (the "SUCCESSOR TRUST") that is exempt under Section 501 of the Code, to which the following transfers shall be made. As promptly as practicable after the Closing Date, the Sellers shall cause Pearson Inc. to take all actions necessary to vest the US Employees of the Companies in their account balances held in the Pearson Inc. Savings and Investment Plan as of the Closing Date and to transfer such account balances (including any loans and qualified domestic relations orders pertaining thereto) to the Successor Trust in cash (and promissory notes for the participant loans). The transfer of the account balances referred to above shall take place upon receipt by such Seller of either (x) a copy of a favorable determination letter or letters from the IRS that the Successor Plan is qualified under Section 401 of the Code and the Successor Trust is exempt from taxation under Section 501 of the Code, or (y) an opinion of counsel to Buyer, reasonably satisfactory to such Seller, that the Successor Plan is qualified under Section 401 of the Code and the Successor Trust is exempt from taxation under Section 501 of the Code.

          (b) The parties shall comply with their respective obligations in relation to UK pensions as set out in Schedule 5.5 (UK Pensions) and with pension arrangements provided or contributed by any Company or Company Subsidiary in respect of their employees governed by any jurisdiction other than the US or the UK so far as is required by law in such other jurisdiction.

     5.6  BUYER'S ADDITIONAL EMPLOYEE RELATED OBLIGATIONS.

          (a) Buyer agrees that, after the Closing and until December 31, 1999, employees of each Company and the Company Subsidiaries will, to the extent permitted by law, be provided with benefits (including welfare, compensation, bonus and incentive benefits) which in the aggregate are no less favorable than those currently provided by such Company or Company Subsidiary, or the existing benefit plans, programs and arrangements of the Companies and the Company Subsidiaries will be continued, unless otherwise provided in this Agreement. Buyer further agrees that the employees of the Companies shall be credited for eligibility and vesting after the Closing Date under any applicable benefit plan, program or arrangement of Buyer with their Service with any Company before the Closing Date to the same extent such service was credited under the comparable plan of such Company. After December 31, 1999, Buyer agrees to provide all employees of the Companies and the Company Subsidiaries as of the Closing Date with benefits to the same extent and on the same terms and conditions as employees of Buyer or its Affiliates, as in effect from time to time. Buyer further agrees (i) for a period of not less than two years after the Closing, to maintain for the benefit of all employees of the Companies and the Company Subsidiaries as of the Closing Date a severance pay plan no less favorable than that provided by the Companies, the Company Subsidiaries and their Affiliates immediately before the Closing; (ii) to use reasonable efforts to waive any limitations regarding preexisting conditions under any welfare or other employee benefit plan maintained by Buyer (and/or any of its Affiliates) for the benefit of continuing employees or in which continuing employees participate after the Closing; and (iii) for all purposes under all compensation, life insurance, disability insurance, medical and severance pay plans and policies applicable to employees of Buyer and its Affiliates, including those referred to in this Section, to treat all service by continuing employees with the Companies, the Company Subsidiaries or of their Affiliates before the Closing as service with Buyer and its Affiliates.

          (b) Buyer agrees that after the Closing, all severance agreements and other arrangements of the Companies and the Company Subsidiaries for the benefit of employees or former employees that are described in Section 5.6 of the Seller Disclosure Schedule and that are in effect on the date hereof, will be paid by Buyer or, if such amounts have previously been paid by Sellers, will be paid to Sellers; provided, however, that Sellers, and not Buyer, will be responsible for all payments to employees who, at the Closing, are entitled to a payment based upon the "change in control" under the Companies' long Term Incentive Plan as in effect on the date hereof. Buyer agrees that (i) the purchase of the Stock shall Constitute a "change in control" for purposes of said severance agreements and other agreements, (ii) each Company and each Company Subsidiary shall, and Buyer shall cause the Companies and the Company Subsidiaries to, honor and comply with the terms and conditions of all such severance agreements and other arrangements and (iii) the Companies and the Company Subsidiaries will not amend any of the terms of said severance agreements and other arrangements.

          (c) Buyer shall indemnify and shall hold Sellers and their Affiliates harmless from and against all liabilities with respect to all employees and employee benefit plans, including, but not limited to, 401(k) Plans, relating to causes of action arising after the Closing Date.

     5.7  DIRECTORS' AND OFFICERS' INDEMNIFICATION.

          (a) The Certificates of Incorporation and Bylaws (or equivalent documents) of the Companies and the company Subsidiaries shall contain provisions no less favorable with respect to indemnification of directors and officers of the Company and the Company Subsidiaries than are set forth in the current certificates of incorporation and bylaws (or equivalent documents) of the Company and the Company Subsidiaries and such provisions shall not be amended, repealed or otherwise modified for a period of seven years after the Closing in any manner that would adversely affect the rights thereunder of individuals who prior to the Closing were directors or officers of any Company or any Company Subsidiary, unless such modification is required by law.

          (b) After the Closing, Buyer shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless, each present and former director or officer of each Company or any Company Subsidiary (collectively, the "Indemnitees") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with any action or omission occurring prior to the Closing (including acts or omissions in connection with such persons' serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of Company or any Company Subsidiary) or arising out of or pertaining to the transactions contemplated by this Agreement for a period of seven years after the date hereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Closing), (i) Buyer shall pay the reasonable fees and expenses of a single counsel selected by the Indemnitees, which counsel shall be reasonably satisfactory to Buyer, within a reasonable time after statements therefor are received, (ii) Buyer will have the right to control and, in any event, will cooperate in, the defense and settlement of any such matter, and (iii) any determination required to be made with respect to whether an Indemnitee's conduct complies with the standards set forth under applicable law or the applicable charter documents shall be made by independent counsel mutually acceptable to Buyer and the Indemnitee; provided, however, that Buyer shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided further that, in the event that any proceeding indemnification is asserted or made within such seven-year period, all rights to indemnification in respect of any such proceeding shall continue until the disposition of all such proceedings.

          (c) In the event Buyer, any Company or any Company Subsidiary or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of Buyer, any Company or any Company Subsidiary, as the case may be, shall assume the obligations set forth in this Section 5.7(c).

          (d) Buyer shall maintain or cause to be maintained in effect for seven years after the Closing the current policies of the directors' and officers' liability insurance maintained by each Company and each Company Subsidiary (provided that Buyer may substitute or cause to be substituted therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the beneficiaries thereof) with respect to matters occurring prior to the Closing.

     5.8  LETTER OF CREDIT REIMBURSEMENT.

     To the extent any letters of credit listed on Section 2.5 of Seller Disclosure Schedule issued or guaranteed by any Seller or any Affiliate of Seller is drawn down upon, Buyer will reimburse Sellers for any amounts so drawn within five (5) Business Days of notification thereof.

                                   ARTICLE VI
                             CONDITIONS OF PURCHASE

     6.1  GENERAL CONDITIONS.

     The obligations of the parties to effect the Closing shall be subject to the following conditions unless waived by all parties:

          (a) NO ORDERS; LEGAL PROCEEDINGS. No law or Order which prohibits, enjoins or otherwise restrains the consummation of the transactions contemplated hereby shall have been enacted, entered, issued, promulgated or enforced by any Governmental Entity; provided, that the parties shall use commercially reasonable efforts to cause any such Law or Order to be vacated or lifted.

          (b) HART-SCOTT-RODINO ACT. Any applicable waiting period under the Hart-Scott-Rodino Act shall have expired or been terminated.

          (c) OTHER APPROVALS. Any other required regulatory approvals shall have been obtained.

     6.2  CONDITIONS TO OBLIGATIONS OF BUYER.

     The obligations of Buyer to effect the Closing shall be subject to the following conditions except to the extent waived in writing by Buyer:

          (a) REPRESENTATIONS AND WARRANTIES AND COVENANTS OF SELLERS. The representations and warranties of Sellers herein contained that are qualified by materiality shall be true and correct, and the representations and warranties of Sellers herein contained that are not so qualified shall be true in all material respects, at the Closing Date with the same effect as though made at such time, other than those that speak as of a specific date, which in the case of those qualified by materiality shall be true and correct and in the case of those not so qualified, shall be true and correct in all material respects as of such date, and except (i) as affected by any transactions contemplated by this Agreement which are inconsistent with such representations or warranties or (ii) as contemplated or permitted by this Agreement; each Seller shall have in all material respects performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and each Seller shall have delivered to Buyer a certificate of each Seller in form and substance satisfactory to Buyer, dated the Closing Date and signed by its chief executive officer and chief financial officer (or equivalent officers) to such effect.

          (b) NO MATERIAL ADVERSE CHANGE. There shall not have been any Material Adverse Effect subsequent to the date of this Agreement.

     6.3  CONDITIONS TO OBLIGATIONS OF SELLER.

     The obligations of Sellers to effect the Closing shall be subject to the following conditions, except to the extent waived in writing by Sellers:

          (a) REPRESENTATIONS AND WARRANTIES AND COVENANTS OF BUYER. The representations and warranties of Buyer herein contained that are qualified by materiality shall be true and correct, and the representations and warranties of Buyer herein contained that are not so qualified shall be true in all material respects, at the Closing Date with the same effect as though made at such time, other than those that speak as of a specific date, which in the case of those qualified by materiality shall be true and correct and in the case of those not so qualified, shall be true in all material respects at and as of such date; Buyer shall have in all material respects performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Buyer shall have delivered to Seller a certificate of Buyer in form and substance satisfactory to Sellers, dated the Closing Date and signed by its Chief Executive Officer and Chief Financial Officer, to such effect.

          (b) NO MATERIAL ADVERSE CHANGE. There shall not have been any Buyer Material Adverse Effect subsequent to the date of this Agreement.

          (c) REGISTRATION RIGHTS AGREEMENT. Buyer shall have entered into a Registration Rights Agreement with Sellers, in the form attached as Exhibit B.

                                   ARTICLE VII
                      TERMINATION OF OBLIGATIONS; SURVIVAL

     7.1  TERMINATION OF AGREEMENT.

     Anything herein to the Contrary notwithstanding, this Agreement and the transactions contemplated by this Agreement shall terminate if the Closing does not occur on or before the close of business on June 1, 1998, unless extended by mutual agreement in writing of Buyer and Sellers and otherwise may be terminated at any time before the Closing as follows and in no other manner:

          (a) MUTUAL CONSENT. By mutual consent in writing of Buyer and Sellers.

          (b) CERTAIN CONDITIONS NOT MET BY EARLIER DATE. By Buyer, or Sellers, as applicable, if any conditions of such other party, as set forth in Article VI, shall not have been satisfied or waived by June 1, 1998.

          (c) ILLEGALITY. By either Buyer or Sellers if there shall be a final, non-appealable order of a Governmental Entity of competent jurisdiction in effect preventing the Closing.

          (d) CONDITIONS TO BUYER'S PERFORMANCE NOT MET. By Buyer by written notice to Sellers if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligations of Buyer to consummate the transactions contemplated by this Agreement as set forth in
Section 6.1 or 6.3.

          (e) CONDITIONS TO SELLER'S PERFORMANCE NOT MET. By Sellers by Written notice to Buyer if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligation of Sellers to consummate the transactions contemplated by this Agreement as set forth in Section 6.1 or 6.2.

          (f) MATERIAL BREACH. By Buyer or Sellers if there has been a material misrepresentation or other material breach by the other party in its representations, warranties and covenants set forth herein; provided, however, that if such breach is susceptible to cure, the breaching party shall have 10 business days after receipt of notice from the other party of its intention to terminate this Agreement if such breach continues, in which to cure such breach.

     7.2  EFFECT OF TERMINATION.

     Subject to the immediately following sentence, if this Agreement shall be terminated pursuant to Section 7.1, all further obligations of the parties under this Agreement shall terminate without further liability of any party to another; provided that the obligations of the parties contained in Section 4.6 (Confidentiality) and Section 9.11 (Expenses and Attorney's fees) shall survive any such termination. A termination under Section 7.1 shall not relieve any party of any liability for a breach of, or for any misrepresentation under, this Agreement, or be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach or misrepresentation.

                                  ARTICLE VIII
                                 INDEMNIFICATION

     8.1  OBLIGATIONS OF SELLERS.

     Sellers agree to indemnify and hold harmless Buyer, and its directors, officers, employees, Affiliates, agents and assigns from and against any and all Lasses of Buyer or Company, directly or indirectly, as a result of, or based upon or arising from any breach of any representation, warranty or covenant of Seller made in this Agreement. In addition, Seller shall indemnify Buyer with respect to any liability arising under ERISA or any other Laws with respect to the Company or any Company Subsidiary as a result of the Company or such Company Subsidiary having been an ERISA Affiliate of (i) any Seller, or, (ii) any Seller's ERISA Affiliates.

     8.2  OBLIGATIONS OF BUYER.

     Buyer agrees to indemnify and hold harmless each Seller and its respective directors, officers, employees, Affiliates, agents and assigns from and against any and all losses, directly or indirectly as a result of, or based upon or arising from, any breach of any representation, warranty or covenant of Buyer made in this Agreement.

     8.3  CERTAIN TAX MATTERS.

          (a) SELLERS INDEMNITY. Sellers agree to indemnify, defend and hold harmless Buyer against (i) any Tax payable by or on behalf of any Company or any Company Subsidiary for any Pre-Closing Period (other than sales tax, but including the California sales tax matter identified Section 2.4 of the Seller Disclosure Schedule), (ii) any deficiencies in any Tax payable by or on behalf of any Company or any Company Subsidiary arising from any audit by any taxing agency or authority with respect to any Pre-Closing Period, (iii) Taxes of any member of a consolidated or combined tax group of which any Seller was, or were at any time, a member, for which any Company, or any Company Subsidiary and/or any Seller is jointly or severally liable as a result of its inclusion in such group, and (iv) any claim or demand for reimbursement or indemnification resulting from any transfer by Seller prior to the Closing of any Tax benefits or credits to any other person.

          (b) AUDIT MATTERS. Sellers shall have the responsibility for, and the right to control, at Seller's expense, the audit (and disposition thereof) of any Tax Return relating to periods ending on or prior to the Closing Date and to participate in the disposition of the audit of any Tax Return relating to the periods ending after the Closing Date if such audit or disposition thereof could give rise to a claim for indemnification hereunder. Buyer shall have the right, directly or through its designated representatives, to review in advance, comment upon, and approve all submissions made in the course of audits or appeals thereof to any Governmental Entity relating to periods ending on or prior to the Closing Date and to approve the disposition of any audit adjustment with respect to such periods if such submission or disposition will or might reasonably be expected to result in an increase in Taxes of Buyer or Company for any period beginning at or after the Closing.

          (c)  SECTION 338(h)(10) ELECTION/RELATED PAYMENTS.

               (1) At Buyer's request, Sellers will join with Buyer in making an election under Section 338(h)(10) of the Code and/or any similar state law provision in any state or States as Buyer shall designate, with respect to the sale of the Stock to Buyer hereunder. Any such request must be delivered to such Seller in writing not later than 90 days following the Closing Date. If the Section 338(h)(10) election is made, the parties will allocate the '.deemed selling price as computed under Treasury Regulations
     Section 1.338(h)(10)-1(f)
     for tax purposes in accordance with Buyer's reasonable determination of their fair market values, which determination shall be delivered to Seller no later than 90 days following the Closing Date.

               (2)  In the event that an election is made under
     Section 338(h)(10) of the Code and any similar state law provision with respect to the sale of the Stock to Buyer hereunder, Buyer shall pay to such Seller, as an addition to the purchase price, such amount, which after deduction for all federal income and state income or franchise taxes thereon (i.e., the payment required hereunder is grossed up for Taxes) equals the excess of (A) the federal and state income taxes payable by such Seller (and its Affiliates) with respect to the sale of the Stock hereunder (other than on this payment) over (B) the federal and state income taxes that would have been payable by such Seller (and its Affiliates) with respect to the sale of the Stock hereunder if an election under Section 338(h)(10) and any similar state law provision had not been made; The amount payable pursuant to the preceding sentence shall be calculated (i) on the basis of the highest marginal rates applicable to the type of income and the company (or companies) with respect to which the calculation is being made, and (ii) without taking into account any losses, credits, or other tax attributes attributable to or available to any Member of Seller's US consolidated group other than Mindscape and its US Subsidiaries, whether from the sale of Stock hereunder, or otherwise.

               (3) No later than March 15 1999, Sellers shall prepare and submit to Buyer a calculation of the amount or amounts payable by Buyer to Seller pursuant to Section 8.3(c)(2). In this regard, Sellers will provide Buyer and its designated representatives with such assistance and such documents reasonably requested by them that are relevant to their ability to confirm or determine the amount of any payment or payments to be made hereunder. In the event of a dispute between Buyer and Sellers as to the proper calculation of such payment or payments, the parties shall cooperate with each other to mutually resolve such dispute in a reasonable manner; PROVIDED, HOWEVER, that in the event the parties still disagree in good faith, after 45 days after the date Sellers have submitted such calculation, upon 10 days notice by Buyer or Sellers, the disputed matter shall be submitted to a mutually agreed upon nationally recognized accounting firm (that does not have a relationship with either party) for final determination. Buyer shall pay any amounts due under Section 8.3(c)(2) no later than five (5) business days after Buyer and Sellers have agreed upon the amount due or the amount due has been finally determined by arbitration.

     8.4  INDEMNIFICATION PROCEDURE.

          (a) NOTICE. Any party seeking indemnification with respect to any Loss (the "INDEMNIFIED PARTY") shall give prompt notice to the party required to provide indemnity hereunder (the "INDEMNIFYING PARTY").

          (b) THIRD-PARTY CLAIMS If any claim, demand or liability is asserted by any third party against any Indemnified Party (a "THIRD-PARTY CLAIM"), the Indemnified Party shall (upon notice of said claim or demand) promptly notify the Indemnifying Party and the Indemnifying Party shall defend and/or settle any actions or proceedings brought against the Indemnified Party in respect of matters embraced by the indemnity with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not promptly defend or settle any such claims, the Indemnified Party shall have the right to control any defense or settlement, at the expense of the Indemnifying Party. No claim shall be settled or compromised without the prior written consent of each party to be affected by such settlement or compromise, with such consent not being unreasonably withheld. The Indemnified Party shall at all times also have the right to fully participate in the defense at its own expense. The parties shall cooperate in the defense of all third party claims which may give rise to Indemnifiable Claims hereunder. In Connection with the defense of any claim, each party shall make available to the party controlling such defense, any books, records or other documents within its control that are reasonably requested in the course of such defense.

          (c) CLAIMS BETWEEN THE PARTIES AND THEIR AFFILIATES. If the Indemnified Party has a claim against the Indemnifying Party that does not involve a Third-Party Claim (an "INTER-PARTY CLAIM"), the Indemnified Party will notify the Indemnifying Party with reasonable promptness of such claim, specifying the nature, estimated amount and the specific basis for such claim. The Indemnifying Party shall respond within 45 days of receipt of such notice of an Inter-Party Claim. If the Indemnifying Party fails to so respond the estimated amount of such claim specified by the Indemnified Party shall be conclusively deemed a liability of the Indemnifying Party. If the Indemnifying Party timely disputes such claim, the Indemnified and the Indemnifying Party shall negotiate in' good faith to resolve such dispute, and if not so resolved, either party may pursue whatever remedies it may have.

          (d) INSURANCE MATTERS. If any Loss is Covered by insurance, whether by the insurance policies disclosed on any Seller Disclosure Schedule or otherwise, Buyer shall use good faith efforts to exhaust claims against such policies. The provisions of this Article VIII are subject to the rights of any Indemnified Party's insurer which may be defending any such claim.

          (e) SUBROGATION. If the Indemnifying Party makes any payment hereunder of a Loss, the Indemnifying Party shall be subrogated, to the extent of such payment, to the rights of the Indemnified Party against any insurer or third party with respect to such Loss.

          (f) ADJUSTMENTS FOR INSURANCE PROCEEDS. Nothing in this Section 8.4 shall be deemed to obligate any person to maintain any insurance or to pursue any claim against any insurer or third party.

     8.5  LIMITATION ON INDEMNITY.

          (a) Notwithstanding the foregoing, Sellers shall not be obligated to indemnify Buyer or its officers, directors, employees, agents or assigns pursuant to Section 8.1 unless and until the aggregate amount of the Indemnifiable Claims thereunder exceeds $1,000,000, it being understood that after such amount exceeds $1,000,000, the Sellers shall be liable only for all amounts in excess of $ 1,000,000 of Indemnifiable Claims (subject to the following sentence), it being further understood that to the extent Losses relate to or arise out of any single breach of a representation, warranty or Covenant, such Losses shall not result in an Indemnifiable Claim hereunder unless such Losses exceed $50,000. Further, the maximum amount for which Sellers shall be liable to Buyer or its officers, directors, employees, agents or assigns, excluding amounts relating to Section 2.2 (Stock), pursuant to this Article shall be $30,000,000.

          (b) Notwithstanding the foregoing, Buyer shall not be obligated to indemnify Sellers or their respective officers, directors, employees, agents or assigns pursuant to Sections 8.2 unless and until the aggregate amount of the Indemnifiable Claims thereunder exceeds $ 1,000,000, it being understood that after such amount exceeds $1,000,000, Buyer shall be liable only for all amounts in excess of $1,000,000 of Indemnifiable Claims (subject to the following sentence), it being further understood that to the extent Losses relate to or arise out of any single breach of a representation, warranty or covenant, such Losses shall not result in an Indemnifiable 'Claim hereunder unless such Losses exceed $50,000. Further, the maximum amount for which Buyer shall be liable to Sellers or their respective officers, directors, employees, agents or assigns, excluding amounts relating to Section 3.2 (Stock), pursuant to this Article shall be $10,100,000.

     8.6  ABSOLUTE INDEMNITY.

     The indemnification provided in this Article VIII shall constitute the exclusive remedy of the parties hereto and their respective directors, officers, employees, Affiliates, agents and assigns from and against any and all Losses asserted against, resulting to, imposed upon or incurred or suffered by, any of them, directly or indirectly, as a result of, or based upon or arising from the breach of any representation or warranty or the nonfulfillment of any agreement or covenant in or pursuant to this Agreement or any other agreement, document, or instrument required hereunder, except in the case of fraud.

     8.7  SURVIVAL.

     The representations and warranties contained in or made pursuant to this Agreement shall survive the Closing and expire on the one year anniversary of the Closing, except that (i) the representations and warranties contained in Sections 2.1 (Subsidiaries; Organization and Related Matters), 2.2. (Stock),
2.4. (Tax and Other Returns and Reports), 2.11 (Authorization; No Conflicts; Approvals), 2.16 (Employee Benefits), 2.21 (No Brokers or Finders), 3.2 (Organization and Related Matters), 3.4 (Stock), 3.8 (Tax and Other Returns or Reports), 3.11 (Authorization; No Conflicts; Approvals) and 3.17 (No Brokers or Finders) shall survive the Closing and shall continue until the expiration of the applicable statute of limitations as the same may be extended, (ii) the agreements made in Article V and this Article VIII snail t)e continuing, and
(iii) if a claim or notice is given under this Article VIII with respect to any representation or warranty prior to the applicable expiration date, such representation or warranty shall continue indefinitely until such claim is finally resolved or the statute of limitations with respect to such claim has expired.

                                   ARTICLE IX
                                     GENERAL

     9.1  AMENDMENTS; WAIVERS.

     This Agreement and any schedule or exhibit attached hereto may be amended only by agreement in writing of all parties. No waiver of any provision nor consent to any exception to the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

     9.2  SCHEDULES; EXHIBITS; INTEGRATION.

     Each schedule and exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement, although schedules need not be attached to each copy of this Agreement. This Agreement, together with such schedules and exhibits, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith, including, but not limited to, the information contained in the Descriptive Memorandum provided to Buyer by Sellers' agent and the confidentiality agreement executed by Buyer in connection with receiving said Descriptive Memorandum.

     9.3  REASONABLE BEST EFFORTS; FURTHER ASSURANCES.

          (a) STANDARD. Each party will use its reasonable best efforts to cause all conditions to its obligations hereunder to be timely satisfied and to perform and fulfill all obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be effected substantially 'in accordance with its terms as soon as reasonably practicable. Each party shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as the other party may reasonably request to consummate or implement the transactions contemplated hereby or to evidence such events or matters.

          (b) CERTAIN FILINGS. Each of Sellers and Buyer shall prepare and file any filings (including but not limited to all filings related to the Hart-Scott-Rodino Act, which shall be made is provided in Section 4.3) required to be filed by them for consummation of the transactions contemplated by this Agreement.. Sellers and Buyer shall cooperate with each other and provide to each other all information necessary in order to prepare the filings. The information provided by Sellers and Buyer for use in the filings shall at all times prior to the Closing Date be true and correct in all material respects and shall not omit to state any material fact required to be stated therein or necessary in order to make such information not false or misleading. Each such filing shall, when filed, comply in all material respects with applicable Law.

          (c) MINUTES BOOKS, ETC. Sellers will use reasonable efforts, both before and after the Closing, to locate and/or generate such corporate records (i.e., minute books, articles, bylaws, and analogous foreign documents) as Buyer may reasonably request.

          (d) MINDSCAPE, NZ STOCK. Sellers will use their best efforts to cause to be transferred to Buyer or its designee, to the extent legally permissible, the 1 % ownership of Ray Mortimer in Mindscape, International (NZ) Ltd.

          (e) LIMITATION. As used in this Agreement, the term "reasonable best efforts" shall not mean efforts which require the performing party to do any act that is unreasonable under the circumstances, to make any capital contribution or to expend any funds other than reasonable out-of-pocket expenses incurred in satisfying its obligations hereunder, including but not limited to the fees, expenses and disbursements of its accountants, actuaries, counsel and other professionals.

     9.4  GOVERNING LAW.

     This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and performed in such State and without regard to conflicts of law doctrines except to the extent that certain matters are preempted by federal law or are governed by the law of the jurisdiction of organization of the respective parties.

     9.5  NO ASSIGNMENT.

     Neither this Agreement nor any rights or obligations under it are assignable except that Buyer may assign its rights hereunder (including but not limited to its rights under Article VIII) to any wholly-owned subsidiary of Buyer or to any post-Closing purchaser of the Stock or of substantially all of the assets of the Companies; PROVIDED, HOWEVER, that Buyer shall remain liable to Sellers for the payment of the Purchase Price and all other obligations of Buyer hereunder notwithstanding a permitted assignment.

     9.6  HEADINGS.

     The descriptive headings of the Articles, Sections and subSections of this Agreement are for convenience only and do not constitute a part of this Agreement.

     9.7  COUNTERPARTS.

     This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other party (including delivery by facsimile with assurances that the original signature will be subsequently delivered).

     9.8  PUBLICITY AND REPORTS.

     Sellers and Buyer shall coordinate all publicity relating to the transactions contemplated by this Agreement and no party shall issue any press release, publicity statement or other public notice relating to this Agreement, or the transactions contemplated by this Agreement, without obtaining the prior consent of the other party except if such announcement is required by recognized stock exchange rules or to the extent that a particular action is required by applicable law.

     9.9  PARTIES IN INTEREST.

     This Agreement shall be binding upon and inure to the benefit of each party, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement is intended to relieve or discharge the obligation of any third person to (or to confer any right of subrogation or action over against) any party to this Agreement.

     9.10 NOTICES.

     Any notice or other communication hereunder must be given in writing and
(a) delivered in person, (b) transmitted by telex, telefax or telecommunications mechanism provided that any notice so given is also mailed as provided in clause
(c) or (c) mailed by certified or registered mail, postage prepaid, receipt requested as follows:

          IF TO BUYER, ADDRESSED TO:

          The Learning Company
          One Athenaeum Street
          Cambridge, Massachusetts 02142
          Attention:  General Counsel

          WITH A COPY TO:

          Hale and Dorr LLP
          60 State Street
          Boston, Massachusetts 02109
          Attention:  Mark G. Borden, Esq.

          IF TO ANY SELLER OR TO ALL SELLERS, ADDRESSED TO:

          Pearson Inc.
          30 Rockefeller Plaza, 50th Floor
          New York, New York 10112
          Fax:  212-641-2500
          Attention:  Chief Financial Officer

          WITH A COPY TO:

          O'Melveny & Myers LLP
          1999 Avenue of the Stars, Suite 700
          Los Angeles, California 90067
          Fax:  310-246-6779
          Attention:   Robert D. Haymer, Esq.

or to such other address or to such other person as either party shall have last designated by such notice to the other party. Each such notice or other communication shall be effective (i) if given by telecommunication, when transmitted to the applicable number so specified in (or pursuant to) this Section 9.10 and an appropriate answerback is received, (ii) if given by mail, three days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when actually delivered at such address.

     9.11 EXPENSES AND ATTORNEYS FEES.

     Sellers and Buyer shall each pay their own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including but not limited to the fees, expenses and disbursements of their respective investment bankers, accountants and counsel. Expenses of the Companies and Company Subsidiaries relating to negotiation and closing of this transaction shall be paid by the Sellers, except as provided in the Registration Rights Agreement. Each party shall bear their own costs for the filing fee and other costs imposed on such party as a result of its Hart-Scott-Rodino filing and any other required anti-trust related filings. In the event of any Action for the breach of this Agreement or misrepresentation by any party, the prevailing party shall be entitled to reasonable attorney's fees, costs and expenses incurred in such Action.

     9.12 SPECIFIC PERFORMANCE.

     Sellers and Buyer each acknowledge that, in view of the uniqueness of the Business and the transactions contemplated by this Agreement, each party would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore agrees that the other party shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity.

     9.13 DAMAGES.

     Notwithstanding anything to the contrary elsewhere in this Agreement, no party shall, in any event, be liable to any other party for any consequential damages, including, but not limited to, loss of revenue or income, cost of capital, or loss of business reputation or opportunity, relating to the breach or alleged breach of this Agreement. Each party agrees that it will not seek punitive damages as to any matter under, relating to, or arising out of this Agreement.

     9.14 REPRESENTATION BY COUNSEL; INTERPRETATION.

     The Companies, Buyer and Sellers acknowledge that they have been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law, including but not limited to Section 1654 of the California Civil Code, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the patty that drafted it, has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of Buyer, Sellers and the Companies.


                                    ARTICLE X
                                   DEFINITIONS

     10.1 DEFINITIONS.

     For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires,

          (a) the terms defined in this Article X have the meanings assigned to them in this Article X and include the plural as well as the singular,

          (b) all accounting terms not otherwise defined herein have the meanings assigned under US generally accepted accounting principles,

          (c) all references in this Agreement to designated "Articles," "Sections" and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement,

          (d) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, and

          (e) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

     As used in this Agreement and the Exhibits and Schedules delivered pursuant to this Agreement, the following definitions shall apply:

     "ACCOUNTANT" has the meaning given to such term in Section 1.5.

     "ACTION" means any action, complaint, petition, investigation, suit or other proceeding, whether civil or criminal, in law or in equity, or before ANY arbitrator or Governmental Entity.

     "AFFILIATE" means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person.

     "AGREEMENT" means this Agreement by and among Buyer, on the one hand, and Sellers, on the other hand, as amended or supplemented. together with all Exhibits and Schedules attached or incorporated by reference.

     "APPROVAL" means any approval, authorization, consent, qualification or registration, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity or any other Person.

     "ASSOCIATE" of a Person means

          (i) a corporation or organization (other than the Companies or a party to this Agreement) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities;

          (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar capacity; and

          (iii) any relative or spouse of such person or any relative of such spouse who has the same home as such person or who is a director or officer of any of the Companies or any of the Affiliates.

     "BALANCE SHEET" has the meaning set forth in Section 2.3.

     "BALANCE SHEET DATE" MEANS the date of the Balance Sheet.

     "BUSINESS" means the business of the Companies and the Company Subsidiaries, taken as a whole.

     "BUYER" has the meaning set forth in the Recitals.

     "BUYER SUBSIDIARIES" has the meaning set forth in Section 3.2.

     "BUYER MATERIAL ADVERSE EFFECT" means any change in or effect on the business of Buyer and the Buyer Subsidiaries or any part thereof that would be materially adverse to the results of operations or financial condition of Buyer and the Buyer Subsidiaries taken as a whole, provided that none of the following shall constitute a Buyer Material Adverse Effect: (i) occurrences due to a disruption of Buyer or the Buyer Subsidiaries' businesses as a result of the announcement of the execution of this Agreement, (ii) general economic conditions or (iii) any changes generally affecting the industries in which Buyer and the Buyer Subsidiaries operate, including changes due to seasonality.

     "CASH" has the meaning set forth in Section 1.2.

     "CLOSING" means the consummation of the purchase and sale of the Stock under this Agreement.

     "CLOSING DATE" means the date of the Closing.

     "CLOSING WORKING CAPITAL STATEMENT" is the statement to be prepared according to Section 1.5, as described in Schedule 1.5.

     "CODE" means the Internal Revenue Code of 1986, as amended, or as hereafter amended.

     "COMMISSION" has the meaning set forth in Section 3.1.

     "COMMON STOCK" means the common stock of Buyer, .01 par value-per share.

     "COMPANIES" means Mindscape, Inc., a Delaware corporation ("Mindscape"), Mindscape International Ltd., a United Kingdom corporation and Mindscape France SARL, a French corporation and "COMPANY" shall mean each of the aforementioned Companies.

     "COMPANY SUBSIDIARIES" has the meaning set forth in Section 2.1. For the purpose of this Agreement, neither Headland Media, which will be spun out from the Companies prior to the Closing Date, nor any of its Subsidiaries, will be considered a Company Subsidiary.

     "CONTRACT" means any agreement, arrangement, bond, commitment, franchise, indemnity, indenture, instrument, lease, license or understanding, whether or not in writing.

     "DISCLOSURE SCHEDULE" means the Disclosure Schedule dated the date of this Agreement and delivered by Sellers to Buyer (the "Seller Disclosure Schedule"), or Buyer to Sellers (the "Buyer Disclosure Schedule"), as the case may be. The Sections of the respective Disclosure Schedules shall be numbered to correspond to the applicable Section of this Agreement and, together with all matters under such heading, shall be deemed to qualify only that section; PROVIDED, HOWEVER, that any information set forth in any Section of the respective Disclosure Schedules shall be deemed to be set forth in every other Section OF such Disclosure Schedule to the extent the applicability of such information to such other Sections OF the Disclosure Schedule is apparent from the entry in the Disclosure Schedule.

     "ENCUMBRANCE" means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction

(whether on voting, sale, transfer, disposition or otherwise), whether imposed by agreement, understanding, law, equity or otherwise, except for any restrictions on transfer generally arising under any applicable federal or state securities law.

     "EQUITY SECURITIES" means any capital stock or other equity interest or any securities convertible into or exchangeable for capital stock or any other rights, warrants or options to acquire any of the foregoing securities.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretations.

     "EXCHANGE ACT" has the meaning set forth in Section 3.1.

     "FINANCIAL STATEMENTS" has the meaning given to such term in Section 2.3.

     "GOVERNMENTAL ENTITY" means any government or any agency, district, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, State or local, domestic or foreign.

     "HART-SCOTT-RODINO ACT" means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the related regulations and published

     "HAZARDOUS SUBSTANCE" means (but shall not be limited to) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Laws as "hazardous substances," "hazardous materials," "hazardous wastes" or "toxic substances," or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitibility, corrosivity, reactivity, radioactivity, carcinogenicity, reproductive toxicity or "EP toxicity," and petroleum and drilling fluids, produced waters and other wastes associated with the exploration, development, or production of crude oil, natural gas or geothermal energy.

     "INDEMNIFIABLE CLAIM" means any Loss for or against which any party is entitled to indemnification under this Agreement.

     "INDEMNIFIED PARTY" has the meaning given to such term in Section 8.4.

     "INDEMNIFYING PARTY" has the meaning given to such term in Section 8.4.

     "INTANGIBLE PROPERTY" means any trade secret, secret process or other confidential information or know-how and any and all Marks.

     "INTELLECTUAL PROPERTY RIGHTS" has the meaning set forth in Section 2.9.

     "INTER-PARTY CLAIM" has the meaning given to such term in Section 8.4.

     "IRS" means the internal Revenue Service or any successor entity.

     "KNOWLEDGE" with respect to Sellers means the knowledge of David Veit, John Moore, Cynthia Hudson, James Prather, Gordon Landies, Ian Rose and Chuck Kregal and with respect to Buyer means the knowledge of the present CEO, President and CFO of Buyer.

     "LAW" means any constitutional provision, statute or other law, rule, regulation, or interpretation of any Governmental Entity and any Order.

     "LOSS" means any action, cost, damage, disbursement, expense, liability, loss, deficiency, diminution in value, obligation, penalty or settlement OF any kind or nature, including but not limited to, interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that MAY be imposed on or otherwise incurred or suffered by the specified person.

     "MARK" means any brand name, copyright, patent, service mark, trademark, trade name, and all registrations or application for registration of any of the foregoing.

     "MATERIAL ADVERSE EFFECT" means any change in or effect on the Business or any part thereof that would be materially adverse to the results of operations or financial condition of the Companies and the Company Subsidiaries taken as a whole, provided that none of the following shall constitute a Material Adverse
Effect: (i) occurrences due to a disruption of the Companies' or the Company Subsidiaries' businesses as a result of the announcement of the execution of this Agreement, (ii) general economic conditions or (iii) any changes generally affecting the industries in which the Companies and the Company Subsidiaries operate, including changes due to seasonality.

     "MATERIAL CONTRACT" has the meaning given to such term in Section 2.5.

     "ORDER" means any decree, injunction, judgment, order, ruling, assessment or writ. "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

     "PERMIT" means any license, permit, franchise, certificate of authority, or order, or any waiver of the foregoing, required to be issued by any Governmental Entity.

     "PERMITTED ENCUMBRANCES" means (a) statutory Encumbrances not yet delinquent; (b) Encumbrances, with respect to the properties or assets of a Person and its Subsidiaries taken as a whole, that do not individually or in the aggregate, materially impair or materially interfere with the present use of the properties or assets or otherwise materially impair present business operations at such properties; (c) Encumbrances for Taxes not yet delinquent or the validity of which are being contested in good faith by appropriate actions and
(d) Encumbrances reflected on the financial statements or on the Disclosure Schedule of such Person.

     "PERSON" means an association, a corporation, an individual, a partnership, a trust or any other entity or organization, including a Governmental Entity.

     "POST-CLOSING STRADDLE PERIOD" means the portion of any Straddle Period that begins on the day after the Closing Date.

     "PRE-CLOSING PERIOD" means any Taxable Period, or portion thereof, that ends on or before the Closing Date, including any pre-Closing Straddle Period.

     "PRE-CLOSING STRADDLE PERIOD" means the portion of any Straddle Period that ends on the Closing Date.

     "PURCHASE PRICE" has the meaning set forth in Section 1.2.

     "REGISTRATION RIGHTS AGREEMENT" means the agreement referenced in Section 6.3(a).

     "SEC REPORTS" has the meaning set forth in Section 3.1.

     "SECURITIES ACT" has the meaning set forth in Section 3.1.

     "SELLER" has the meaning set forth in the Recitals.

     "SELLERS" has the meaning set forth in the Recitals.

     "SHARES" has the meaning set forth in Section 1.2.

     "STOCK" means all of the outstanding capital stock of the Companies.

     "STRADDLE PERIOD" means any Taxable Period that begins before the Closing Date and ends after the Closing Date.

     "SUBSIDIARY" means any Person in which any Company has a direct or indirect equity or ownership interest in excess of 25 %.

     "SUCCESSOR PLAN" has the meaning given to such term in Section 5.3.

     "SUCCESSOR TRUST" has the meaning given to such term in Section 5.3.

     "TAXABLE PERIOD" means any taxable year or any other period that is treated as a taxable year with respect to which any Tax may be imposed under any applicable statute, rule or regulation.

     "TAX" means any foreign, federal, state, county or local income, sales, use, excise, franchise, ad valorem, real and personal property, transfer, gross receipt, stamp, premium, profits, customs, duties, windfall profits, capital stock, production, business and occupation, disability, employment, payroll, severance or withholding taxes, fees, assessments or charges of any kind whatever imposed by any Governmental Entity, any interest and penalties (civil or criminal), additions to tax, payments in lieu of taxes or additional amounts related thereto or to the nonpayment thereof, and any loss in connection with the determination, settlement or litigation of any Tax liability.

     "TAX RETURN" means a declaration, statement, report, return or other document or information required to be filed or supplied with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes any Company or any Company Subsidiary.

     "THIRD-PARTY CLAIM" has the meaning given to such term in Section 8.4.

     "UK" means the United Kingdom.

     "UK EMPLOYEES" means those individuals employed by Mindscape International Limited or its Subsidiaries formed under the UK Laws at the Closing Date.

     "US" means the United States of America.

     "US EMPLOYEES" means those individuals employed by Mindscape, Inc. or its United States Subsidiaries at the Closing Date.

     "WORKING CAPITAL" means the "working capital" of Sellers, as calculated pursuant to Schedule 1.5.


                  [Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officers as of the day and year first above written.

                                     BUYER


                                     THE LEARNING COMPANY, INC.

                                     By: /s/ R. Scott Murray
                                        ---------------------------------------
                                     Name: Scott Murray
                                          -------------------------------------
                                     Title: Executive Vice President and
                                            Chief Financial Officer
                                          -------------------------------------


                                     SELLERS


                                     MINDSCAPE HOLDING COMPANY

                                     By: /s/ John Davis
                                        ---------------------------------------
                                     Name: John Davis
                                          -------------------------------------
                                     Title:
                                          -------------------------------------



                                     PEARSON OVERSEAS HOLDINGS LTD.

                                     By: /s/  John Davis
                                        ---------------------------------------
                                     Name: John Davis
                                          -------------------------------------
                                     Title:
                                          -------------------------------------



                                     PEARSON NETHERLANDS, BV

                                     By: /s/  John Davis
                                        ---------------------------------------
                                     Name: John Davis
                                          -------------------------------------
                                     Title:
                                          -------------------------------------

                                                              March 26, 1998

The Learning Company, Inc.
One Athenaeum Street
Cambridge, MA  02142

       Re:   Stock Purchase Agreement dated as of March 5, 1998
             by and between The Learning Company, Inc., Mindscape Holding Company, Pearson Overseas Holdings, Ltd.
             and Pearson Netherlands, BV (the "Purchase Agreement")
             ------------------------------------------------------

Gentlemen:

     This letter should confirm that The Learning Company, Inc. ("TLC") and the undersigned have agreed as follows:

     1. Section 1.2(a) of the Purchase Agreement is hereby amended to read in its entirety as follows:

          "Subject to the terms and conditions of this Agreement, Buyer agrees to acquire the Stock from Sellers and to (i) pay (x) $120,000,000 in cash plus (y) an amount equal to all bank cash balances held by any Company or Company Subsidiary as of the Closing, in cash (collectively, the "Cash") and (ii) issue to Sellers a number of shares of Common Stock ("Shares") equal to the quotient obtained by dividing (i) $30,000,000 by (ii) the average closing price of the Common Stock on the New York Stock Exchange during the five trading days ended two days prior to the Closing."

     2. Section 1.2 of the Purchase Agreement is hereby amended by changing "$52,500,000" to "$30,000,000" in all places.

     3.   The phrase "an underwritten sale of Shares" in the third sentence of
Section 1.2(b) of the Purchase Agreement is hereby amended to read "a sale of Shares".

     4. The following paragraph is added at the end of Section 2(a) of the Registration Rights Agreement appended as Exhibit A to the Purchase Agreement:

          "Notwithstanding the foregoing provisions, the Shares covered by the Registration Statement may be sold by the Holder pursuant to one or more block trades effected through a broker-dealer selected by the Company and approved by the Holder (which approval shall not be unreasonably withheld), provided no such block trade shall be made on terms that are not approved by the Company and provided further that the Holder shall not be required to seek any such block trades."




                                         Sincerely,

                                         MINDSCAPE HOLDING COMPANY


                                         By: /s/ David Veit
                                            ------------------------------------

                                         PEARSON OVERSEAS HOLDINGS, LTD.


                                         By:/s/ David Veit
                                            ------------------------------------


                                         PEARSON NETHERLANDS, BV


                                         By:/s/ David Veit
                                            ------------------------------------

Accepted:

THE LEARNING COMPANY, INC.


By: /s/ R. Scott Murray
  -------------------------------